SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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Notice of 2016 Annual Meeting

of Stockholders and

Proxy Statement

April 25, 2016

Dear Fellow Stockholders:

We are pleased to invite you to the 2016 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 25, 2016, at 9:30 a.m. local time, at our Global Headquarters, located at 3150 Sabre Drive, Southlake, Texas 76092.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. You can vote by marking, signing and dating the enclosed proxy card, by using the internet or by telephone. Instructions on all three methods of voting are contained on the proxy card.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Larry Kellner Chairman of the Board	Tom Klein President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Sabre Corporation, a Delaware corporation, will be held at 9:30 a.m. local time on Wednesday, May 25, 2016, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, for the following purposes:

1.	To elect George Bravante, Jr., Tom Klein, Joseph Osnoss and Zane Rowe to our Board of Directors, each to serve a three-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016,

3.	To approve our 2016 Omnibus Incentive Compensation Plan, and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (i) FOR the election of directors named in this proxy statement from the Class of 2016, (ii) FOR ratification of the appointment of our independent auditors, and (iii) FOR the approval of our 2016 Omnibus Incentive Compensation Plan.

Only stockholders of record at the close of business on March 28, 2016 are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements.

Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares promptly. Please sign, date and mail the included proxy card in the enclosed envelope, or vote your shares electronically via the internet or by telephone.

By order of the Board of Directors.

Steve Milton

Corporate Secretary

April 25, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 25, 2016

This proxy statement and the 2015 annual report are available at

www.proxydocs.com/SABR

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

Matters for Stockholder Voting

Proposal	Description	Board Voting Recommendation

1. Election of directors	Election of George Bravante, Jr., Tom Klein, Joseph Osnoss and Zane Rowe to serve a three-year term	FOR all nominees

2. Ratification of appointment of auditors	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2016	FOR

3. Approval of our 2016 Omnibus Incentive Compensation Plan	Approval of our 2016 equity compensation plan	FOR

Information on Director Nominees

Information about the four nominees for director is included below. The Governance and Nominating Committee has reviewed the individual director attributes and contributions of these nominees, and the Board of Directors recommends that stockholders vote FOR the election of each nominee.

Name and Occupation	Committee Roles	Independent	Experience Highlights

George Bravante, Jr. Co-founder of Bravante- Curci Investors, LP and Owner of Bravante Produce	• Audit Committee	✓	• Audit Committee financial expert • Travel industry experience • Investment experience • Financial and strategic business knowledge

Tom Klein President and CEO, Sabre Corporation	• Executive Committee • Technology Committee		• Long service with Sabre • Travel technology industry experience • Leadership experience

Joseph Osnoss Managing Director, Silver Lake	• Technology Committee (Chair)	✓	• Service on boards of directors of other companies • Extensive experience investing in the technology sector • International experience

Zane Rowe Chief Financial Officer, VMware, Inc.	• Technology Committee*	✓	• Senior financial leadership experience • Technology experience • Travel industry experience

*	Subject to election as a director.

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PROXY STATEMENT SUMMARY

2016 Omnibus Incentive Compensation Plan

We are proposing the adoption of our 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”). The 2016 Omnibus Plan is a critical part of Sabre’s overall compensation program and is intended to promote the interests of Sabre and its stockholders by providing Sabre’s employees and non-employee directors, who are largely responsible for the management, growth, and protection of Sabre’s business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2016 Omnibus Plan is designed to meet this objective by providing these employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of Sabre. The Board of Directors recommends that stockholders vote FOR the approval of the 2016 Omnibus Plan.

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PROXY STATEMENT

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be Held on May 25, 2016

INFORMATION ABOUT OUR ANNUAL MEETING

Date, Time and Place of Meeting

Our 2016 Annual Meeting will be held on Wednesday, May 25, 2016, at 9:30 a.m. local time, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on March 28, 2016 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, 276,690,295 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock outstanding is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about April 29, 2016.

How to Vote

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, American Stock Transfer & Trust Company, LLC, or

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•	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

•	Using the Internet. Registered stockholders may vote using the internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

•	By Telephone. Registered stockholders may vote, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

•	By Mail. Registered stockholders may submit proxies by mail by marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms by their brokers, trusts, banks or other nominees provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

•	FOR the election of directors named in this proxy statement,

•	FOR ratification of the appointment of our independent auditors, and

•	FOR approval of our 2016 Omnibus Incentive Compensation Plan.

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting or (3) voting in person at the meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

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Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected.

Item 2: Ratification of Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 3: Approval of the 2016 Omnibus Incentive Compensation Plan. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares of capital stock entitled to vote and present, in person or by proxy, at the meeting is required.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Items 2 and 3, however, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval, abstentions will be counted as votes against these proposals.

If you hold Sabre shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker or other nominee depends on the type of item being considered for a vote.

•	Non-Discretionary Items. The election of directors and the approval of the 2016 Omnibus Incentive Compensation Plan are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

•	Discretionary Items. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2016 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the

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expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In addition, we may enlist the help of banks, brokers, broker-dealers and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders). We have retained Alliance Advisors, LLC to aid in the solicitation at a cost of approximately $20,000 plus reimbursement of out-of-pocket expenses.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available in the investors section of our website at www.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors.

Mr. Kellner was appointed as non-executive Chairman of the Board in August 2013, and Mr. Klein has served as President and CEO since August 2013. The current leadership structure is based on the leadership provided by a non-executive Chairman of the Board (currently Mr. Kellner) and a full-time CEO (currently Mr. Klein), with both positions being subject to oversight and review by Sabre’s Board of Directors. The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate, and it has the discretion to revisit this determination of Sabre’s leadership structure.

The principal duty of the Chairman is to lead and oversee the Board of Directors, and the Chairman presides at all meetings of the Board of Directors and the stockholders. The Chairman, in consultation with the CEO (and any other executive officers as needed), also establishes an agenda for each meeting of the Board of Directors.

Principal Stockholders

“TPG” refers to TPG Global, LLC and its affiliates, the “TPG Funds” refer to one or more of TPG Partners IV, L.P. (“TPG Partners IV”), TPG Partners V, L.P. (“TPG Partners V”), TPG FOF V-A, L.P. (“TPG FOF V-A”) and TPG FOF V-B, L.P. (“TPG FOF V-B”), “Silver Lake” refers to Silver Lake Management Company, L.L.C. and its affiliates and “Silver Lake Funds” refer to either or both of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. “Sovereign Co-Invest II” refers to Sovereign Co-Invest II, LLC, an entity co-managed by TPG and Silver Lake. “Principal Stockholders” refer to the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest II.

The Principal Stockholders own approximately 25.2% of our common stock as of March 20, 2016. See “Security Ownership of Certain Beneficial Owners and Management.” The TPG Funds, the Silver Lake Funds and the Sovereign Co-Invest II own approximately 14.3%, 8.6% and 2.3%, respectively, of our common stock as of March 20, 2016.

Stockholders’ Agreement

We are a party to a second amended and restated Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and Sovereign Co-Invest II. The Stockholders’ Agreement provides that the Silver Lake Funds

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and the TPG Funds have certain nomination rights to designate candidates for nomination to our Board of Directors and, subject to any restrictions under applicable law or NASDAQ rules, the ability to appoint members to each Board committee.

As set forth in the Stockholders’ Agreement, for so long as the Silver Lake Funds collectively own at least 22 million shares of our common stock as of the date that is 120 days before the date of the annual or special meeting of stockholders, as applicable, they are entitled to designate for nomination two of the seats on our Board of Directors. Thereafter, the Silver Lake Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock. Further, for so long as the TPG Funds collectively own at least 44 million shares of our common stock as of the date that is 120 days before the date of the annual or special meeting of stockholders, as applicable, they are entitled to designate for nomination three of the seats on our Board of Directors. When the TPG Funds collectively own less than 44 million shares of our common stock, but at least 22 million shares of our common stock, the TPG Funds will be entitled to designate for nomination two directors. Thereafter, the TPG Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock.

In addition, the Silver Lake Funds and the TPG Funds also jointly have the right to designate for nomination one additional director (the “Joint Designee”), who must qualify as independent under NASDAQ rules and must meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as the Silver Lake Funds and the TPG Funds collectively own, as of the date that is 120 days before the date of the annual or special meeting of stockholders, as applicable, at least 10% of their collective shares of our common stock held by them at the closing of our initial public offering (the “Closing Date Shares”). However, if the Silver Lake Funds and the TPG Funds collectively own at least 10% of their collective Closing Date Shares and either individually owns less than 5% of its individual Closing Date Shares, then the Joint Designee shall be designated for nomination solely by the entity that owns more than 5% of its individual Closing Date Shares.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Stockholders’ Agreement) to cause the Board of Directors and the Governance and Nominating Committee to include the persons designated by the Silver Lake Funds or the TPG Funds, as applicable, in the slate of director nominees recommended by the Board of Directors for election by the stockholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Stockholders’ Agreement, each Principal Stockholder agrees to vote its shares in favor of the election of the director nominees designated by the Silver Lake Funds and the TPG Funds.

In accordance with the Stockholders’ Agreement, the TPG Funds have appointed Mr. Bravante, Mr. Kusin and Mr. Peterson to our Board of Directors, the Silver Lake Funds have appointed Mr. Mondre and Mr. Osnoss to our Board of Directors, and Ms. James is the Joint Designee.

In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions, tag-along rights, drag-along rights and rights of first refusal.

In the case of a vacancy on our Board of Directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement will require us to nominate an individual designated by that entity for election to fill the vacancy.

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Board Composition and Director Independence

Our Board of Directors is currently comprised of nine directors, and will be comprised of ten directors if Mr. Rowe is elected. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than eleven directors, as determined by the affirmative vote of the majority of the Board of Directors then in office. At any meeting of the Board of Directors, the attendance of a majority of the total number of authorized directors and, if the Silver Lake Funds or the TPG Funds, as applicable, then-currently has designated, solely and not jointly, for nomination pursuant to the Stockholders’ Agreement at least one director who is serving on the Board of Directors, one director designated by the Silver Lake Funds or the TPG Funds, as applicable, will constitute a quorum; provided that the Silver Lake Funds or the TPG Funds, as applicable, may, in its sole discretion, agree to waive the requirement that at least one director designated for nomination by such entity must be present to constitute a quorum.

Our Board of Directors has determined that George Bravante, Jr., Renée James, Lawrence Kellner, Gary Kusin, Greg Mondre, Judy Odom, Joseph Osnoss, Karl Peterson and Zane Rowe are independent as defined under the corporate governance rules of NASDAQ. In making these determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships or arrangements, including (i) the fees paid to TPG and Silver Lake under the management services agreement (the “MSA”), which was terminated at the completion of our initial public offering, and (ii) that we do business with other companies affiliated with the Principal Stockholders. See “Certain Relationships and Related Party Transactions.”

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Chairman of the Board and with our President and CEO. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
•Leadership skills	•Leadership experience
•Ethical character	•Industry knowledge
•Active participator	•Financial background
•Relationship skills	•Diversity
•Effectiveness	•International experience
•Independence	•Marketing experience
•Financial literacy	•Other functional expertise
•Reflection of Sabre Values

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The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our annual meeting of stockholders, as well as assesses the contributions of directors selected for re-election in accordance with our Corporate Governance Guidelines.

Attributes of Current Directors

The Governance and Nominating Committee believes that each director possesses all of the general attributes described above and a sufficient mix of the specific attributes. See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Diversity of Directors

As noted above, the Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Governance and Nominating Committee considers specific attributes for director candidates, including whether the individual brings an appropriate level of diversity, which may be, among others, geographical, industry, function, gender, race or ethnicity. While the Governance and Nominating Committee considers this diversity when considering nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting of stockholders is required to give timely notice in writing to Sabre’s Corporate Secretary, which notice must also fulfill the requirements of the Bylaws as described below. The stockholder must be a stockholder of record of Sabre at the time the notice is delivered to the Corporation and must be entitled to vote at the meeting. The notice must be received by Sabre’s Corporate Secretary at Sabre’s principal executive offices not earlier than the opening of business 120 days before, and not later than the close of business 90 days before, the first anniversary of the date of the preceding year’s annual meeting of stockholders. The notice of nomination is required to contain certain information, as set forth in our Bylaws, about both the nominee and the stockholder making the nomination, the nominee’s consent to being named in the proxy statement, and a description of certain agreements, arrangements or understandings in connection with the making of the nomination. The Bylaws provide that the notice must also contain information about certain stock holdings of the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that

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would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director.

A nomination that does not comply with the requirements set forth in our Bylaws will not be considered for presentation at the annual meeting, but may be considered by the Governance and Nominating Committee for any vacancies arising on the Board of Directors between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Board Meetings and Annual Meeting Attendance

The Board of Directors met eight times in 2015. All of the directors attended in excess of 75 percent of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our Annual Meeting of Stockholders. Our 2015 Annual Meeting was attended by all of our directors then in office.

Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee and the Executive Committee.

The table below provides current membership for each committee.

Director	Audit	Compensation	Governance and Nominating	Technology	Executive
George Bravante, Jr.	Member
Renée James	Member			Member
Lawrence W. Kellner		Member	Chair		Chair
Tom Klein				Member	Member
Gary Kusin		Chair	Member
Greg Mondre		Member	Member		Member
Judy Odom	Chair
Joseph Osnoss				Chair
Karl Peterson		Member	Member		Member

Mr. Rowe is expected to serve on the Technology Committee if elected.

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the investors section of our website at www.sabre.com. In addition, ad hoc committees may be designated under the direction of our Board of Directors when necessary to address specific issues.

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Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the integrity of Sabre’s financial statements and internal control system,

•	the performance of Sabre’s internal audit function,

•	the annual independent audit of Sabre’s financial statements,

•	the engagement of the independent auditors and the evaluation of their qualifications, independence and performance,

•	legal and regulatory compliance, and

•	the evaluation of enterprise risk issues.

The members of the Audit Committee are Judy Odom (Chairman), George Bravante, Jr. and Renée James, each of whom is “independent,” as defined under NASDAQ rules and Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate, and the Board of Directors has determined that each director appointed to the Audit Committee meets the criteria of the rules and regulations set forth by the Securities and Exchange Commission (the “SEC”) for an “audit committee financial expert.”

The Audit Committee met nine times in 2015.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the operation of our executive compensation program,

•	the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation,

•	the establishment and annual review of any stock ownership guidelines applicable to our and management and the non-employee members of the Board of Directors,

•	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of our executive officers, and

•	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans.

The members of the Compensation Committee are Gary Kusin (Chairman), Lawrence Kellner, Greg Mondre and Karl Peterson, each of whom is “independent,” as defined under NASDAQ rules. The Compensation Committee met four times in 2015.

Independent Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist the Compensation Committee in its work.

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The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help the Compensation Committee determine compensation programs that best meet the objectives of our compensation philosophy and policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisor’s organization.

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. Compensia has no other business relationship with Sabre and receives no payments from us other than fees for services to the Compensation Committee. Compensia reports directly to the Compensation Committee, and the Compensation Committee may replace Compensia or hire additional consultants at any time. A representative of Compensia attends Compensation Committee meetings and communicates with the Chairman of the Compensation Committee between meetings from time to time.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Compensia has assessed the risk profile of Sabre’s compensation programs. Based on this review, management and the Compensation Committee have concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors,

•	corporate governance principles applicable to officers, directors and employees of Sabre, and

•	the review of management’s short-and long-term leadership development and succession plans and processes.

The members of the Governance and Nominating Committee are Lawrence Kellner (Chairman), Gary Kusin, Greg Mondre and Karl Peterson, each of whom is “independent,” as defined under NASDAQ rules. The Governance and Nominating Committee met four times in 2015.

Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

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CORPORATE GOVERNANCE

•	the review of the quality and effectiveness of Sabre’s data security, data privacy and disaster recovery capabilities, and

•	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications and systems.

The members of the Technology Committee are Joseph Osnoss (Chairman), Renée James and Tom Klein. Mr. Rowe is expected to serve on the Technology Committee if elected. The Technology Committee met four times in 2015.

Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs and to act on behalf of the Board of Directors.

The members of the Executive Committee are Lawrence Kellner (Chairman), Tom Klein, Greg Mondre and Karl Peterson.  The Executive Committee met ten times in 2015.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Policies

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also find information on communicating with the Board of Directors at the investors section of our website at www.sabre.com.

Business Ethics Policy and Code of Ethics

We have adopted a Business Ethics Policy, which is the code of conduct applicable to all of our directors, officers and employees.

We have also adopted a Code of Ethics applicable to our CEO and senior financial officers (the “Senior Officers’ Code”), which sets forth the principles and responsibilities specifically applicable to those officers. The Senior Officers’ Code is designed to be read and applied in conjunction with our Business Ethics Policy.

Both the Senior Officers’ Code and the Business Ethics Policy are available in the investors section of our website at www.sabre.com. Any change or amendment to the Senior Officers’ Code, and any waivers of the Senior Officers’ Code or the Business Ethics Policy for our directors, CEO or senior financial officers, will be available on our website at the above location. As the date of this proxy statement, no such waivers had been posted at this location.

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CORPORATE GOVERNANCE

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, as well as for reviewing Sabre’s procedures and any related policies with respect to risk management.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Discussion and Analysis—Compensation-Setting Process—Compensation-Related Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Technology Committee, in coordination with the Audit Committee, is responsible for monitoring the quality and effectiveness of Sabre’s technology security, and for periodically reviewing, appraising and discussing with management the quality and effectiveness of Sabre’s information technology security, data privacy and disaster recovery capabilities.

The Board of Directors’ role in risk oversight has had no significant effect on its leadership structure. In addition, we believe that the current leadership structure of the Board of Directors is designed to support effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by both the Chairman of the Board and the President and CEO.

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Code of Conduct telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than eleven directors. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has recommended Zane Rowe for election to the Board of Directors.

The Board of Directors is divided into three classes, as required by our Certificate of Incorporation. Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of nine members, and will be comprised of ten directors if Mr. Rowe is elected. Three of the current directors have terms that expire at this year’s Annual Meeting (Class of 2016), three have terms that expire at the 2017 Annual Meeting (Class of 2017) and three have terms that expire at the 2018 Annual Meeting (Class of 2018). Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

The four nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2019 Annual Meeting of Stockholders (Class of 2019) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected. The remaining six directors will continue to serve as directors for the terms set forth on the following pages.

Certain Information Regarding Nominees for Director

The names of the nominees for the Class of 2016 and of the other directors continuing in office, their ages as of February 29, 2016, the year they first became directors, their principal occupations during at least the past five years, other public company directorships held by them as of February 29, 2016, public company boards they have served on since January 1, 2011, information regarding director qualifications and certain other biographical information are set forth below by Class, in the order of the next Class to stand for election. All of the nominees for the Class of 2016, with the exception of Mr. Rowe, are current directors standing for reelection.

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Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders (Class of 2016)

GEORGE BRAVANTE, JR.

Sabre committee membership:

Audit Committee

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer and shipper of premium California table grapes and citrus. Previously, he served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and prior to that he was President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets. He serves as a director of KBS Growth & Income REIT, Inc., a real estate investment trust.

Director qualifications:

We believe that Mr. Bravante should serve on the Board of Directors because of his travel industry experience, as well as his investment experience and financial and strategic business knowledge.

Public company boards served on since 2011:

KBS Growth & Income REIT, Inc. (2016 to present)

Age: 57 Director since: December 2014
Co-founder of Bravante-Curci Investors, LP and Owner of Bravante Produce

TOM KLEIN

Sabre committee membership:

Executive Committee and Technology Committee

Professional experience:

Mr. Klein is president and CEO of Sabre and has more than 17 years of experience managing large scale, international technology businesses. Before being named CEO in August 2013, Mr. Klein served as company president since January 2010. His role prior to that was executive vice president, Sabre, and group president of Sabre Travel Network and Sabre Airline Solutions businesses. Earlier roles included various senior leadership positions within Sabre, both in the United States and in Latin America, and he served as the first director general of Sabre Sociedad Tecnológica, a Mexico-based joint venture company owned by Sabre, Aeromexico and Mexicana. Prior to joining Sabre in 1994, he held a variety of sales, marketing and operations positions at American Airlines and Consolidated Freightways, Inc. Mr. Klein serves on the Board of Directors and chairs the compensation committee for Cedar Fair, L.P. In 2010, he was appointed to the Board of Directors for Brand USA by the U.S. Secretary of Commerce and now serves as Vice Chairman. He also serves on the executive committee of the World Travel and Tourism Council and on the Villanova University Board of Trustees.

Director qualifications:

Mr. Klein’s long service at our company, travel technology industry experience and his leadership experience make him a valuable asset to our management and our Board of Directors.

Public company boards served on since 2011:

Cedar Fair, L.P. (2012 to present)

Age: 53 Director since: August 2013
President and CEO, Sabre Corporation

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JOSEPH OSNOSS

Sabre committee membership:

Technology Committee (chair)

Professional experience:

Mr. Osnoss is a Managing Director of Silver Lake, which he joined in 2002. From 2010 to 2014, before returning to the U.S., Mr. Osnoss was based in Silver Lake’s London office, where he helped oversee the firm’s activities in Europe, the Middle East, and Africa. Mr. Osnoss is currently on the boards of Cast & Crew Entertainment Services, Global Blue and Virtu Financial. He previously served on the boards of Instinet Incorporated, Interactive Data Corporation, and Mercury Payment Systems. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers and financings in the technology and telecommunications industries. He previously held positions at Coopers & Lybrand Consulting in France and at Bracebridge Capital, a fixed income arbitrage hedge fund. Mr. Osnoss currently is a Visiting Professor at the London School of Economics, where he participates in teaching and research activities within the Department of Finance.

Director qualifications:

Mr. Osnoss’ extensive experience in private equity investing, including the technology sector, and serving on the boards of directors of other companies, both domestically and internationally, positions him to contribute meaningfully to our Board of Directors.

Public company boards served on since 2011:

Virtu Financial Inc. (2015 to present)

Age: 38 Director since: March 2007
Managing Director, Silver Lake

ZANE ROWE

Professional experience:

Mr. Rowe has served as Chief Financial Officer of VMware, Inc. since March 2016. Before joining VMware, which is in the process of being indirectly acquired by and thus may be deemed to be an affiliate of Silver Lake, he served as Executive Vice President and Chief Financial Officer of EMC Corporation from October 2014 through February 2016. Prior to joining EMC, Mr. Rowe was Vice President of North American Sales of Apple Inc. from May 2012 to May 2014. He was Executive Vice President and Chief Financial Officer of United Continental Holdings, Inc., an airline holdings company, from October 2010 until April 2012 and was Executive Vice President and Chief Financial Officer of Continental Airlines from August 2008 to September 2010. Mr. Rowe serves on the Board of Trustees of Embry-Riddle Aeronautical University.

Director qualifications:

Mr. Rowe’s extensive experience in the travel industry and the technology industry, as well as his financial expertise and experience in sales, operations and strategic roles, will provide key contributions to our Board of Directors.

Age: 45
Chief Financial Officer, VMware, Inc.

The Board of Directors unanimously recommends a vote FOR the election of the four nominees from the Class of 2016 for director.

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PROPOSAL 1: ELECTION OF DIRECTORS

Members of the Board of Directors Continuing in Office

Term Expiring at the 2017 Annual Meeting of Stockholders (Class of 2017)

RENÉE JAMES

Sabre committee membership:

Audit Committee and Technology Committee

Professional experience:

Ms. James is a seasoned technology executive with broad, international experience managing large scale, complex global operations. Ms. James is currently an Operating Executive with The Carlyle Group, in their Media and Technology practice. Ms. James recently concluded a lengthy career with Intel Corporation where she was the President of the company and a member of the Executive Office with the CEO and Chairman. In her twenty-eight-year career at Intel she held a variety of positions spanning R&D leadership in both software and hardware and the establishment of global R&D network and global manufacturing leadership. Ms. James was the EVP and General Manager of Intel’s software and services global P&L for a decade. She led large scale M&A and the structuring and serving as chairman of Intel’s software subsidiaries. In her tenure, Ms. James spearheaded the company’s strategic expansion into providing proprietary and open source software, cyber security and cloud-based computing. As President, she added global, corporate operations including Corporate Strategy, HR, Finance, Manufacturing and other operating units to her experiences. Early in her career, Ms. James served as chief of staff for her mentor, former Intel CEO, Andy Grove. Ms. James currently serves as the Vice Chair of the National Security Telecommunications Advisory Committee to the President of the United States. Ms. James serves as a non-executive director on the board of Vodafone Group Plc, a multinational telecommunications company and is a member of the Remuneration Committee. She also serves on the board of Oracle Corporation, a cloud applications and platform services company and is a member of the Compensation Committee. Ms. James serves on the board of Citigroup, Inc., a global bank, and is a member of the Technology, AML and Risk Committees. She also served seven years as independent director on the VMware Inc. Board of Directors and was a member of the Audit Committee. She is also a member of the C200.

Director qualifications:

We believe that Ms. James’ deep enterprise software and industry insights, as well as her extensive strategy and operating experience in the technology industry, serve an important role for our Board of Directors.

Public company boards served on since 2011:

Vodafone, PLC (2011 to present), Oracle Corporation (2015 to present), Citigroup, Inc. (2016 to present), and VMware, Inc. (2007 to 2013)

Age: 52 Director since: August 2015
Former President, Intel Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

GARY KUSIN

Sabre committee membership:

Compensation Committee (chair) and Governance and Nominating Committee

Professional experience:

Mr. Kusin is an independent consultant focused on assisting companies on strategic and operational matters. Among other engagements, Mr. Kusin acts as a TPG senior advisor, pursuant to which he provides his expertise to selected TPG portfolio companies as well as to selected TPG potential investment opportunities. Mr. Kusin previously served as president and CEO of FedEx Kinko’s, today operating as FedEx Office, from 2001 to 2006. Prior to joining Kinko’s in 2001, Mr. Kusin served as CEO of HQ Global Workplaces (now part of Regus), which provides offices, meeting rooms and network access at locations around the world. In 1995 he co-founded Laura Mercier Cosmetics, which sold to Neiman Marcus in 1998. He also co-founded Babbage’s Inc. (now GameStop), a leading consumer software specialty chain, in 1983 and served as its president. Earlier in his career, he was vice president and general merchandise manager for the Sanger-Harris division of the Federated Department Store (now Macy’s). An Inc. magazine “Entrepreneur of the Year,” Mr. Kusin serves on the board of directors of Petco, Fleetpride, American Tire Distributor, and Savers.

Director qualifications:

We believe that Mr. Kusin should serve on our Board of Directors because of his substantial expertise in executive management and corporate governance as a result of his extensive experience as an investor, director and an executive officer of major corporations.

Public company boards served on since 2011:

Fossil, Inc. (2011 to 2012)

Age: 64 Director since: March 2007
Independent Consultant

GREG MONDRE

Sabre committee membership:

Compensation Committee, Executive Committee and Governance and Nominating Committee

Professional experience:

Mr. Mondre is a Managing Partner and Managing Director with Silver Lake. Mr. Mondre joined the firm in 1999 and has significant experience in private equity investing and expertise in sectors of the technology and technology-enabled industries. Prior to joining Silver Lake, Mr. Mondre was a principal at TPG, where he focused on private equity investments across a wide range of industries, with a particular focus on technology. Earlier in his career, Mr. Mondre worked as an investment banker in the Communications, Media and Entertainment Group of Goldman, Sachs & Co. He currently serves as a director of Avaya, Inc., Fanatics, Go Daddy, Inc., Motorola Solutions, Inc., Red Ventures, and Vantage Data Centers.

Director qualifications:

Because Mr. Mondre has over seventeen years of private equity investing and banking experience focused on technology companies and tech-enabled businesses, we believe that he brings to our Board of Directors specialized knowledge and experience in portfolio management, analyzing potential acquisitions, raising equity, and setting corporate strategy.

Public company boards served on since 2011:

GoDaddy, Inc. (2014 to present) and Motorola Solutions, Inc. (2015 to present)

Age: 41 Director since: March 2007
Managing Partner and Managing Director, Silver Lake

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PROPOSAL 1: ELECTION OF DIRECTORS

Members of the Board of Directors Continuing in Office

Term Expiring at the 2018 Annual Meeting of Stockholders (Class of 2018)

LAWRENCE W. KELLNER

Sabre committee membership:

Compensation Committee, Executive Committee (chair) and Governance and Nominating Committee (chair)

Professional experience:

Mr. Kellner has served as President of Emerald Creek Group, LLC, a private equity firm, since 2010. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors of The Boeing Company, Chubb Limited and Marriott International, Inc.

Director qualifications:

We believe that Mr. Kellner is a valuable asset and well qualified to sit on our Board of Directors as a result of his significant travel industry experience, significant corporate governance experience and financial expertise.

Public company boards served on since 2011:

The Boeing Company (2011 to present), Chubb Limited (2016 to present), Marriott International, Inc. (2002 to present) and The Chubb Corporation (predecessor company to Chubb Limited) (2011 to 2016)

Age: 57 Director since: August 2013
President, Emerald Creek Group, LLC Non-Executive Chairman of the Board, Sabre Corporation

JUDY ODOM

Sabre committee membership:

Audit Committee (chair)

Professional experience:

From 1985 until her retirement in 2002, Ms. Odom held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, Ms. Odom was a partner with the international accounting firm, Grant Thornton. Ms. Odom currently serves on the board of directors of Harte-Hanks, Inc., a marketing services company, and Leggett & Platt, Inc., a diversified manufacturing company. She previously served on the board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005.

Director qualifications:

We believe that Ms. Odom’s qualifications to serve on our Board of Directors include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today. Ms. Odom’s experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience.

Public company boards served on since 2011:

Harte-Hanks, Inc. (2003 to present) and Leggett & Platt, Incorporated (2002 to present)

Age: 63 Director since: March 2014
Retired Chief Executive Officer and Chairman of the Board, Software Spectrum, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

KARL PETERSON

Sabre committee membership:

Compensation Committee, Executive Committee and Governance and Nominating Committee

Professional experience:

Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Capital LLP, the firm’s European operations. Since joining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com, the internet travel portal. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of Pace Holding Corp., Victoria Plumb, TES Global and Saxo Bank, as well as Caesars Acquisition Company.

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and as a private equity investor, Mr. Peterson brings a keen strategic understanding of our industry and of the competitive landscape for our company.

Public company boards served on since 2011:

Pace Holdings Corp. (2015 to present), Caesars Acquisition Company (2013 to present), Norwegian Cruise Line Holdings Ltd. (2008 to 2016) and Caesars Entertainment Corporation (2008 to 2013)

Age : 45 Director since : March 2007
Senior Partner of TPG and Managing Partner, TPG Capital LLP

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Director Compensation Program

2015 Compensation

Our Board of Directors has adopted a formal compensation program for the non-employee members of our Board of Directors (other than our Chairman) who are also not employees of TPG or Silver Lake. For 2015, this compensation program consisted of the following elements:

Type of Compensation	Dollar Value of Compensation Element
Annual retainer	$75,000, paid quarterly
Audit Committee chairman annual retainer	additional $20,000, paid quarterly
Compensation Committee chairman annual retainer	additional $10,000, paid quarterly
Governance and Nominating Committee chairman annual retainer	additional $10,000, paid quarterly
Audit Committee member annual retainer	additional $10,000, paid quarterly

In addition, the non-employee members of our Board of Directors who are also not employees of TPG or Silver Lake are also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant, and an annual restricted stock unit award on March 15 of each year with a grant date value of $150,000, which vests in full on the first anniversary of the date of grant.

Our current Chairman is compensated under a separate program. He receives an annual retainer of $250,000, payable quarterly in arrears and receives no additional fees for being a committee chairman or member, and he receives the annual restricted stock unit award with a grant date value of $150,000.

In November 2015, in consultation with the Compensation Committee’s independent consultant, Compensia, the Board of Directors approved a restricted stock unit award for 100,000 shares of our common stock to our current Chairman. This award was made in recognition of the atypical and valuable role that our Chairman plays. In particular, our Chairman uses his extensive and longstanding experience in our industry to provide not just oversight, but also regular valuable strategic guidance that the Board believes contributes materially to our success, particularly as we have transitioned from our status as a controlled company. Moreover, the time that he devotes to the performance of his responsibilities as a director exceeds what is customarily expected of a director. The 2015 special award reflects the Board’s judgment as to the value of such services as well as its desire to incentivize our Chairman’s continued similar efforts on behalf of Sabre. Towards that end, the restricted stock unit award vests pro rata, on a quarterly basis, over a three-year period and would become fully vested in the event of a qualifying termination of service following a change in control of Sabre. The shares of our common stock underlying this restricted stock unit award will be distributed within 90 days following the end of the calendar quarter in which his service as a director terminates.

Non-Employee Directors Compensation Deferral Plan

We maintain the Sabre Corporation Non-Employee Directors Compensation Deferral Plan, a non-qualified deferred compensation plan that allows non-employee directors to defer receipt of all or a portion of the shares of our common stock subject to their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect the vesting of his or her restricted stock unit awards

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and associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or in the event of a change in control of Sabre.

2015 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2015. Other than as set forth in the table and described more fully below, in 2015 we did not pay any compensation to any person who served as a non-employee member of our Board of Directors who is affiliated with our Principal Stockholders or pay any fees to, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors. Mr. Klein, who is our President and CEO, receives no compensation for his service as a director, and is not included in this table. The compensation received by Mr. Klein as an employee is presented in the “2015 Summary Compensation Table” below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
George Bravante, Jr.	$88,003	$150,000	–	$238,003
Renée James	$34,878	$399,988	–	$434,866
Lawrence W. Kellner	$250,000	$2,975,000	–	$3,225,000
Gary Kusin	$90,924	$150,000	–	$240,924
Greg Mondre	–	–	–	–
Judy Odom	$95,000	$150,000	–	$245,000
Joseph Osnoss	–	–	–	–
Karl Peterson	–	–	–	–

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit award for shares of our common stock granted during 2015, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 12, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards.

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(2)	The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2015 and the aggregate number of shares of our common stock subject to outstanding stock and option awards held at December 31, 2015 by the non-employee members of our Board of Directors.

Director Name	Grant Date	Number of Shares Subject to Stock or Option Award		Number of Shares Underlying Stock and Option Awards Held as of December 31, 2015
George Bravante, Jr.	12/19/2014	19,950		14,963	(a)
	03/13/2015	6,772	(b)	6,772	(c)
Renée James	08/03/2015	15,111		14,167	(d)
Lawrence W. Kellner	08/30/2013	200,000		200,000	(e)
	08/30/2013	160,000		70,000	(f)
	03/13/2015	6,772	(b)	6,772	(c)
	11/13/2015	100,000		100,000	(g)
Gary Kusin	04/17/2014	23,981		14,989	(h)
	03/13/2015	6,772		6,772	(c)
Greg Mondre	–	–		–
Judy Odom	04/17/2014	23,981		14,989	(h)
	03/13/2015	6,772	(b)	6,772	(c)
Joseph Osnoss	–	–		–
Karl Peterson	–	–		–

(a)	As of December 31, 2015, this restricted stock unit award for shares of our common stock was unvested as to 14,963 shares.

(b)	Per election made by the non-employee director under the Non-Employee Directors Compensation Deferral Plan, receipt of this restricted stock unit award for shares of our common stock was deferred until the end of the respective board member’s service.

(c)	As of December 31, 2015, this restricted stock unit award for shares of our common stock was unvested as to 6,772 shares.

(d)	As of December 31, 2015, this restricted stock unit award for shares of our common stock was unvested as to 14,167 shares.

(e)	As of December 31, 2015, this option to purchase shares of our common stock was exercisable as to 112,500 shares.

(f)	As of December 31, 2015, this restricted stock unit award for shares of our common stock was unvested as to 70,000 shares.

(g)	As of December 31, 2015, this restricted stock unit award for shares of our common stock was unvested as to 100,000 shares.

(h)	As of December 31, 2015, this restricted stock unit award for shares of our common stock was unvested as to 14,989 shares.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees.

2016 Compensation. In February 2016, the Compensation Committee, with the assistance of Compensia, reviewed the compensation program for non-employee members of our Board of Directors who are also not employees of TPG or Silver Lake. In its assessment, the Compensation Committee compared the design and the compensation elements of the program to that of our peer group. For information regarding our

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PROPOSAL 1: ELECTION OF DIRECTORS

peer group, see “Compensation Discussion and Analysis—Competitive Positioning” below. Based on this review, the Compensation Committee recommended to the Board, and the Board approved, changes to the program. Accordingly, beginning in 2016, the following elements of the program were changed:

•	the Audit Committee chairman annual retainer was increased to $30,000, paid quarterly,

•	the Compensation Committee chairman annual retainer was increased to $20,000, paid quarterly,

•	the Governance and Nominating Committee chairman annual retainer was increased to $15,000, paid quarterly,

•	the Audit Committee member annual retainer was increased to $15,000, paid quarterly,

•	the Compensation Committee member annual retainer was set at $10,000, paid quarterly, and

•	the Governance and Nominating Committee member annual retainer was set at $10,000, paid quarterly.

There was no change to the amount of the annual cash retainer, the initial restricted stock unit award or the annual restricted stock unit award, or the compensation program for our current Chairman.

26	Sabre Corporation 2016 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2016, and is requesting ratification by the stockholders. If the stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2017 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2015 and 2014 to our principal accounting firm, Ernst & Young, were as follows (in thousands):

	2015	2014
Audit Fees(1)	$5,854	$5,140
Audit-Related Fees(2)	$948	$341
Tax Fees(3)	$179	$130
All Other Fees(4)	$2	$2

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our filings with the SEC under the Securities Act of 1933.

(2)	Audit-related fees consist primarily of service organization control examinations and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first in-person meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, also at the first in-person meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Audit Committee.

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at the first in-person

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

meeting of the year, based on information that is sufficiently detailed to identify the scope of the services to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chairman of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence, including that an auditor cannot (i) function in the role of management, (ii) audit his or her own work, or (iii) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Sabre’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Sabre’s ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2015 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and the risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors, and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the PCAOB, including those required by PCAOB AS 1301, “Communications with Audit Committees.”

28	Sabre Corporation 2016 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Judy Odom, Chair

George Bravante, Jr.

Renée James

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

On March 1, 2016, our Board of Directors adopted the Sabre Corporation 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), subject to approval by our stockholders at the 2016 Annual Meeting.

We currently have the 2014 Omnibus Plan in place, and as of March 20, 2016, there are 6,304,196 shares of our common stock available for issuance under the 2014 Omnibus Plan. We are proposing the adoption of the 2016 Omnibus Plan to replace the 2014 Omnibus Plan, which will also increase the number of shares authorized for issuance pursuant to our equity-based compensation plans.

The 2016 Omnibus Plan is a critical part of Sabre’s overall compensation program and is intended to promote the interests of Sabre and its stockholders by providing Sabre’s employees and the non-employee members of our Board of Directors, who are largely responsible for the management, growth, and protection of Sabre’s business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2016 Omnibus Plan is designed to meet these objectives by providing these employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of Sabre.

If the 2016 Omnibus Plan is approved by stockholders, it is designed to allow for the grant of awards under the 2016 Omnibus Plan that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally places a $1 million annual limit on a public company’s federal income tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for the “qualified performance-based compensation” exemption. To qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the compensation must (among other requirements) be subject to attainment of performance goals that have been disclosed to stockholders and approved by a majority stockholder vote. In addition to seeking stockholder approval of the 2016 Omnibus Plan to comply with NASDAQ rules requiring stockholder approval of equity compensation plans, we are asking our stockholders to approve the material terms of the performance goals under the 2016 Omnibus Plan so that we may grant awards under the 2016 Omnibus Plan that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m), and thus are designed to be tax deductible. For purposes of Section 162(m), the material terms of the performance goals requiring stockholder approval include the following:

•	the employees eligible to receive awards under the 2016 Omnibus Plan,

•	the business criteria used as the basis for the performance goals, and

•	the maximum amount of compensation payable to any employee in a given time period.

By approving the 2016 Omnibus Plan, stockholders will be approving, among other things, the eligibility requirements, performance goals and limits on various cash and stock awards that may be granted under the 2016 Omnibus Plan for purposes of Section 162(m).

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Alignment of 2016 Omnibus Plan with Stockholders’ Interests

The 2016 Omnibus Plan is designed to reinforce the alignment of our equity compensation opportunities for officers, employees and non-employee directors, with stockholders’ interests and, as highlighted below, includes a number of provisions that we believe are consistent with good compensation practices.

•	No Discounted Stock Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

•	No Re-pricings/Cash Buyouts without Stockholder Approval. The 2016 Omnibus Plan prohibits, without stockholder approval, a stock option or a stock appreciation right from being repurchased for cash at a time when the exercise or strike price, as applicable, is equal to or less than the fair market value of the underlying shares. The 2016 Omnibus Plan also prohibits any option or stock appreciation right from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise or strike price, as applicable, for the shares underlying the option or stock appreciation right.

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2016 Omnibus Plan can be automatically replenished.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.

•	No Automatic Grants. The 2016 Omnibus Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-ups. The 2016 Omnibus Plan does not provide for any tax gross-ups.

•	Compensation Recovery (“Clawback”). The 2016 Omnibus Plan provides that Sabre is entitled, to the extent permitted or required by applicable law, Sabre policy, or the requirements of any national securities exchange on which Sabre’s shares are listed for trading, to claw back compensation paid by Sabre to a participant under the 2016 Omnibus Plan.

•	No Single Trigger Vesting Upon a Change-in-Control. The 2016 Omnibus Plan provides that all outstanding equity awards will become exercisable and/or vest in the event of a change in control of Sabre only if these awards are not assumed, continued, or substituted by the surviving corporation, or if the holder undergoes a qualifying termination of employment following a change in control of Sabre.

•	No Liberal Share Recycling. Shares of our common stock used to pay the exercise price (whether through actual or constructive transfer) or tax withholding requirements related to any award granted under the 2016 Omnibus Plan may not be regranted, issued, or transferred under the 2016 Omnibus Plan.

•	Minimum Vesting Period. 95% of the shares of our common stock issued pursuant to an equity award granted under the 2016 Omnibus Plan are subject to a minimum one-year vesting requirement.

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Key Data

The following table includes information regarding outstanding equity awards, shares available for grants of future equity awards and total shares outstanding under the 2014 Omnibus Plan as of March 20, 2016 (and without giving effect to approval of this Proposal 3):

Total shares underlying outstanding options	9,801,436
Weighted average exercise price of outstanding options	$12.95
Weighted average remaining contractual life of outstanding options	6.6 years
Total shares underlying outstanding unvested restricted stock unit awards	5,620,324
Total shares currently available for grant	6,304,196
Total shares currently available for grant as full-value awards	6,304,196
Total shares outstanding	15,421,760

Based on our historical practice, the Board of Directors believes the shares available for grant under the 2016 Omnibus Plan will be sufficient to cover awards for at least the next three years. Since our initial public offering in April 2014, we granted equity awards (gross equity grants, which do not reflect the impact of cancellations) representing a total of approximately 4,766,677 shares in 2014 and approximately 2,824,579 shares in 2015, respectively. These awards reflect a two-year average utilization rate of 1.32%. We expect to grant equity awards representing a total of approximately 4,000,000 shares in 2016. Absent circumstances not currently accounted for in our projections, such as significant market value fluctuations or acquisitions, the Board of Directors expects to grant awards under the 2016 Omnibus Plan consistent with our 2016 share utilization rates.

Summary of Terms of the 2016 Omnibus Plan

The principal features of the 2016 Omnibus Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2016 Omnibus Plan, a copy of which is attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. Please refer to Appendix A for more information.

Term

Awards under the 2016 Omnibus Plan may be granted for a term of ten years following the date that stockholders approve the 2016 Omnibus Plan at the 2016 Annual Meeting.

Administration

The 2016 Omnibus Plan is administered by our Board of Directors or the Compensation Committee of our Board of Directors or such other committee as designated by our Board of Directors (the “Committee”). Among the Committee’s powers under the 2016 Omnibus Plan is the power to determine those employees who will be granted awards and the amount, type and other terms and conditions of awards. Our Board of Directors may grant awards to the non-employee members of our Board of Directors. The Committee may also prescribe agreements evidencing or settling the terms of any awards, and any amendments thereto; grant awards alone or in addition to, in tandem with, or in substitution or exchange for, any other award, any award granted under the Prior Plans (as defined below) or that of any business entity we are acquiring, or any other right of the plan participant to receive payment from us.

“Prior Plans” means, with respect to the 2014 Omnibus Plan, the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Sovereign 2012 MEIP”), the Sovereign Holdings, Inc. 2007

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Management Equity Incentive Plan (as amended in 2010), and the Sovereign Holdings, Inc. Stock Incentive Plan (the “Sovereign MEIP”), and with respect to the 2016 Omnibus Plan, each of the foregoing plans plus the 2014 Omnibus Plan.

The Committee may delegate its powers and responsibilities under the 2016 Omnibus Plan, in writing, to a sub-committee of our Board of Directors, or delegate certain administration powers (not including the grant of awards) over the plan to one or more of our officers or employees.

The Committee has discretionary authority to interpret and construe any and all provisions of the 2016 Omnibus Plan and the terms of any award (or award agreement) granted thereunder and to adopt and amend such rules and regulations for the administration of the 2016 Omnibus Plan as it deems appropriate. Decisions of the Committee will be final, binding and conclusive on all parties.

On or after the date of grant of any award, the Committee may accelerate the date on which any award becomes vested, exercisable, or transferable, provided that 95% of the shares underlying any stock-settled award must have a vesting period of at least one year from the date of grant. The Committee may also extend the term of any such award (including the period following a termination of a participant’s employment during which any such award may remain outstanding); waive any conditions to the vesting, exercisability or transferability of any such award; grant other awards in addition to, in tandem with or in substitution or exchange for any award granted under the 2016 Omnibus Plan, any Prior Plan or any equity compensation plan of any business entity we are acquiring; or provide for the payment of dividends or dividend equivalents with respect to any such award.

The Committee does not have the authority and may not take any such action described in this section to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code.

We will not reprice any stock option or stock appreciation right without the approval of our stockholders.

Shares Available for Issuance

•	Available Shares. The aggregate number of shares of our common stock which may be issued under the 2016 Omnibus Plan may not exceed the sum of:

(1)	10,000,000 shares,

(2)	the number of shares that remain available for issuance under the Prior Plans as of May 25, 2016, and

(3)	the number of shares subject to outstanding awards under the 2014 Omnibus Plan or any of the Prior Plans that may become available if the underlying awards expire, are forfeited, cancelled or terminated, are settled for cash, or otherwise become available in accordance with the terms of such plans.

•	Incentive Stock Options. The number of shares that may be covered by incentive stock options under the 2016 Omnibus Plan may not exceed 10,000,000 shares in the aggregate.

•	The shares to be delivered under the 2016 Omnibus Plan may be authorized and unissued shares or shares held in or acquired for our treasury, or both.

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

In general, if awards under the 2016 Omnibus Plan expire or are forfeited, cancelled or terminated without the issuance of shares, or are settled for cash in lieu of shares, or are exchanged for an award not involving shares, the shares covered by such awards will again become available for the grant of awards under the 2016 Omnibus Plan. However, if the exercise price or tax withholding requirements related to any award under the 2016 Omnibus Plan are satisfied through our withholding of shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, the number of shares equal to such withheld or transferred shares, as applicable, will no longer be available for issuance under the 2016 Omnibus Plan.

Shares covered by awards granted pursuant to the 2016 Omnibus Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as issued under the 2016 Omnibus Plan.

Individual Employee Share Limits Per Fiscal Year under the 2016 Omnibus Plan

•	Options. 1,000,000 shares.

•	Stock Appreciation Rights. 1,000,000 shares.

•	Other Stock Based Awards. 1,000,000 shares.

Non-Employee Director Share Limits under the 2016 Omnibus Plan

•	Initial Appointment to Board of Directors. The aggregate fair market value of shares that may be covered by awards granted under the 2016 Omnibus Plan to any non-employee director in connection with his or her initial appointment or election to the Board of Directors may not exceed $2,000,000.

•	Annual Grant. The aggregate fair market value of shares that may be covered by awards granted under the 2016 Omnibus Plan to any non-employee director in any single fiscal year of the Company, other than the fiscal year of his or her initial appointment or election to the Board of Directors, may not exceed $1,000,000.

Individual Limits on Cash Incentive Awards

•	Cash Incentive Awards (one-year performance period). The amount payable in respect of a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and for which the performance period is not longer than one year may not exceed $5,000,000.

•	Cash Incentive Awards (multi-year performance period). The amount payable in respect of a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and for which the performance period is longer than one year may not exceed an amount equal to $5,000,000 multiplied by the number of calendar years in the performance period for such cash incentive award.

The Committee may not grant more than four cash incentive awards to any executive officer (within the meaning of Exchange Act Rule 3b-7) that either start or are scheduled to end in the same calendar year.

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Eligibility for Participation

The individuals eligible to receive awards under the 2016 Omnibus Plan are our employees (including prospective employees who have been offered employment) and those of our subsidiaries, as selected by the Committee, and the non-employee members of our Board of Directors as selected by our Board of Directors.

As of March 20, 2016, approximately 9,321 individuals would be eligible to participate in the 2016 Omnibus Plan. During 2015, a total of approximately 164 individuals received awards under the 2014 Omnibus Plan and as of March 20, 2016, a total of approximately 2,274 individuals had received awards under the 2014 Omnibus Plan during 2016.

Cash Incentive Awards

The Committee may grant cash incentive awards. Cash incentive awards may be settled in cash or in other property, including shares of our common stock. Cash incentive awards may be designed to intend to qualify as “qualified performance-based compensation,” that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid.

Stock Options and Stock Appreciation Rights

The Committee may grant non-qualified stock options and incentive stock options to purchase shares of our common stock. The Committee will determine the number of shares of our common stock subject to each option, the vesting schedule (provided that no option may be exercisable after the expiration of ten years after the date of grant), the method and procedure to exercise vested options, restrictions on transfer of options and any shares acquired pursuant to the exercise of an option, and the other terms of each option. The exercise price per share of common stock covered by any option may not be less than 100% of the fair market value of a share of common stock on the date of grant.

Additionally, with respect to “incentive stock options” (within the meaning of Section 422 of the Code), the aggregate fair market value of shares with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under the 2016 Omnibus Plan or any of our other stock option plans may not exceed $100,000. To the extent the fair market value of such shares exceeds $100,000, the incentive stock options granted to such participant, to the extent and in the order required by regulations, automatically will be deemed to be non-qualified stock options, but all other terms and provisions of such option will remain unchanged. No incentive stock option may be granted to a 10% stockholder unless the exercise price of the option is at least 110% of the fair market value of a share of common stock at the time such incentive stock option is granted and such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

Other Stock-Based Awards

The Committee may grant other stock, stock-based or stock-related awards in such amounts and subject to such terms and conditions as determined by the Committee. Each such other stock-based award may (i) involve the transfer of actual shares of our common stock to the participant, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to intend to qualify as “qualified performance-based compensation” under Section 162(m) of the Code; provided, that each award must be denominated in, or must have a value determined by reference to, a number of shares of our common stock that is specified at the time of the grant of such award.

Performance-Based Compensation, Performance Goals and Measures

The Committee may grant performance-based compensation to a participant payable upon the attainment of specific performance goals. For awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Committee will determine the performance measures, the level of actual achievement of performance goals and the amount payable with respect to such award in a manner that is consistent with Section 162(m) of the Code. The payment or vesting of any award intended to qualify as “qualified performance-based compensation” is based upon performance goals which are objective business criteria and otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”

The performance goals will relate to one or more of the following performance measures (whether or not in comparison to other peer companies) as determined by the Committee in its sole discretion, which may be determined pursuant to GAAP or on a non-GAAP basis, as determined by the Committee: adjusted net earnings, appreciation in and/or maintenance of the price of common stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, net revenue, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenues, sales and sales growth, successful acquisition/divestiture, total stockholder return and improvement of stockholder return, gross margin, measures of liquidity or credit metrics, cash flow per share, improvements or attainments of expense levels, or improvements or attainment of working capital levels or debt reduction.

If the Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances, render previously established performance measures unsuitable, the Committee may in its discretion modify such performance measures or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except where such action would result in the loss of qualification of the award as “qualified performance-based compensation” under Section 162(m) of the Code, provided however, that unless otherwise determined by the Committee, the evaluation of any performance measures or related levels of achievement shall exclude the negative impact and include the positive impact of certain items that may occur during any performance period, including, without limitation (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles and practices or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in FASB ASC 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in our Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Performance goals may relate to individual performance, company performance or business unit performance.

In addition, any performance measure may be used to measure the performance of Sabre or a subsidiary as a whole or any business unit of Sabre or a subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

The Committee may, in its discretion, reduce or eliminate the amount payable (in a non-uniform manner) to any participant with respect to an award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant performance schedule.

In addition, although the 2016 Omnibus Plan permits the issuance of awards that may be structured to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, nothing in the 2016 Omnibus Plan or this proxy statement is intended to guarantee that we will always seek to ensure that awards granted under the 2016 Omnibus Plan do so qualify, and no guarantee can be given that the terms of the 2016 Omnibus Plan do, in fact, comply with the requirements for “qualified performance-based compensation” as they exist today or as they may change from time to time.

Stockholder Rights

No person will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2016 Omnibus Plan until the date of the issuance of a stock certificate with respect to such shares.

Amendment and Termination

Notwithstanding any other provision of the 2016 Omnibus Plan, our Board of Directors may at any time suspend or discontinue the plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a national securities exchange requires stockholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval.

Transferability

Awards granted under the 2016 Omnibus Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of non-qualified stock options subject to conditions and limitations as determined by the Committee.

Change in Control

Except as otherwise set forth in a participant’s award agreement, in the event (i) a participant has a qualifying termination of employment following a change in control of Sabre or (ii) of a change in control of Sabre in which outstanding awards are not assumed, continued, or substituted by the surviving corporation:

•	All deferral of settlement, forfeiture conditions and other restrictions applicable to awards granted under the 2016 Omnibus Plan will lapse and such awards will be deemed fully vested as of the time of the change in control transaction without regard to deferral and vesting conditions, and

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

•	Any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested as of the time of the change in control of Sabre.

For purposes of this provision, a “qualifying termination of employment” means with respect to a participant, (i) a termination of such participant’s employment by Sabre (or any of its then-affiliated entities) without cause or by the participant for good reason, or (ii) a termination of such participant’s employment in the event of the participant’s death or disability, in each case, following a change in control of Sabre.

New Plan Benefits

All awards made under the 2016 Omnibus Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2016 Omnibus Plan are not determinable at this time. The closing price of our common stock, as reported on the NASDAQ Stock Market, on March 18, 2016 was $27.30 per share. See “Executive Compensation—2015 Grants of Plan-Based Awards” table, which provides information on the equity awards granted to the named executive officers in 2015, and “Proposal 1: Election of Directors—Director Compensation,” which provides information on the equity awards granted to our non-employee directors in 2015.

U.S. Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of the awards to be made under the 2016 Omnibus Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2016 Omnibus Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding tax deduction.

Incentive Stock Options

A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any tax deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding tax deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

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Stock Appreciation Rights

A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant will not recognize taxable income at the time of grant of shares of restricted stock award, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding tax deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Stock-Based Awards

The grant, exercise or settlement of other stock based awards granted under the 2016 Omnibus Plan may be taxable based on the specific terms and conditions of such awards.

Section 162(m) Limitations

As explained above, Section 162(m) of the Code generally places a $1 million annual limit on a company’s federal income tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for the “qualified performance-based compensation” exemption. The 2016 Omnibus Plan is designed so that stock options and stock appreciation rights are designed to qualify for this exemption, assuming the 2016 Omnibus Plan is approved by stockholders, and it also

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

permits the Committee to grant other awards designed to qualify for this exemption. However, the Committee reserves the right to grant awards that do not qualify for this exemption, and, in some cases, the exemption may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to us.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2016 Omnibus Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2016 Omnibus Plan.

Required Vote

At the Annual Meeting, stockholders will be asked to approve the 2016 Omnibus Plan, including the performance measures and individual limits designed to satisfy the requirements of Section 162(m) of the Code, as described more fully above. This proposal requires the affirmative vote of a majority of the voting power of the shares of Sabre capital stock, present in person at the Annual Meeting or represented by proxy, voting together as a single class.

Abstentions will be counted toward the tabulation of votes cast on the approval of the proposal to approve the 2016 Omnibus Plan, and will have the same effect as votes against that proposal.

The Board of Directors unanimously recommends a vote FOR approval of the Sabre Corporation 2016 Omnibus Incentive Compensation Plan.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	–	–	–
Equity compensation plans not approved by stockholders	13,983,399	$11.19	9,557,263

(a)	Includes shares to be issued upon the exercise of outstanding options under our 2014 Omnibus Plan, the Sovereign 2012 MEIP and the Sovereign MEIP. Also includes 4,017,867 restricted stock units under our 2014 Omnibus Plan and Sovereign 2012 MEIP (including shares that may be issued pursuant to outstanding performance-based restricted share units, assuming the target award is met; actual shares may vary, depending on actual performance).

(b)	Excludes restricted stock units.

Sabre Corporation 2014 Omnibus Incentive Compensation Plan. The 2014 Omnibus Plan serves as successor to the Sovereign MEIP and Sovereign 2012 MEIP and provides for the issuance of stock options, restricted shares, restricted stock units (“RSUs”), performance-based RSU awards, cash incentive compensation and other stock-based awards.

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PROPOSAL 3: APPROVAL OF THE 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan. Under the Sovereign 2012 MEIP, key employees and, in certain circumstances, the directors, service providers and consultants, of Sabre and its affiliates may be granted stock options, restricted shares, RSUs, performance-based awards and other stock-based awards. All shares available for future grants, along with shares that were covered by prior awards of stock options granted under the Sovereign MEIP that were forfeited or otherwise expire unexercised or without the issuance of shares of Sabre Corporation common stock, have been transferred to the 2014 Omnibus Plan. Therefore, as of December 31, 2015, no shares remained available for future grants under the Sovereign 2012 MEIP.

Sovereign Holdings, Inc. Management Equity Incentive Plan. Under the Sovereign MEIP, key employees and, in certain circumstances, the directors, service providers and consultants, of Sabre and its affiliates may be granted stock options. All shares available for future grants, along with shares that were covered by prior awards of stock options granted under the Sovereign MEIP that were forfeited or otherwise expire unexercised or without the issuance of shares of Sabre Corporation common stock, have been transferred to the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, which have subsequently been transferred to the 2014 Omnibus Plan. Therefore, as of December 31, 2015, no shares remained available for future grants under the Sovereign MEIP.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2015 for our named executive officers. Our “named executive officers” are the individuals who served as (i) our principal executive officer at any time during 2015, (ii) our principal financial officer at any time during 2015, and (iii) the three other most highly-compensated executive officers who were serving as our executive officers as of December 31, 2015.

For 2015, our named executive officers were:

Name	Position
Tom Klein	President and CEO
Richard Simonson	Executive Vice President and CFO
Hugh Jones	Executive Vice President, Sabre and President, Sabre Airlines Solutions
Deborah Kerr	Executive Vice President and Chief Product and Technology Officer
Sean Menke	Executive Vice President, Sabre and President, Travel Network

On October 5, 2015, Mr. Menke joined us as our Executive Vice President, Sabre and President, Travel Network, and we entered into an employment agreement with him in connection with the commencement of his employment.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and material elements of compensation that we provided to our executive officers, including the named executive officers, in 2015. In addition, we explain how and why the Compensation Committee arrived at the specific compensation actions and decisions involving the named executive officers during 2015.

Our overall corporate rewards strategy, which is embodied in our executive compensation program, is designed to advance three principal objectives:

•	Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term business performance and each individual’s contribution to that performance.

•	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers and that reinforce our robust succession planning process.

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•	Long-term equity ownership. Provide opportunities, consistent with the interests of our stockholders, for our executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives.

Executive Summary

Business Overview

We are a leading technology solutions provider to the global travel and tourism industry. We operate through two business segments:

•	Travel Network, our global B2B travel marketplace for travel suppliers and travel buyers.

•	Airline and Hospitality Solutions, an extensive suite of leading software solutions primarily for airlines and hotel properties.

In 2015, we continued to build momentum and capitalize on opportunities. We increased investment in our core strengths, deepened our customer relationships by adding more critical capability to our platforms, and continued our focus on innovation. In addition to meeting our principal financial objectives for the year, we also achieved several notable operational accomplishments:

•	We completed the acquisition of Abacus International, the leading global distribution system in the Asia-Pacific region, bringing fresh investment and growth opportunities in the travel industry’s largest and fastest growing region.

•	We successfully executed the airlines reservation technology integration at American Airlines.

•	Consistent with our strategy to focus on opportunities in Airline and Hospitality Solutions and Travel Network, we completed our exit of the online travel agency business in the first quarter of 2015.

In addition, we recorded the following financial results for 2015:

•	For the full year, our total consolidated revenue was $2.961 billion, compared to $2.631 billion for the prior year, a 12.5% increase.

•	Airline and Hospitality Solutions revenue increased 10.9% to $872.1 million from $786.5 million in 2014.

•	Travel Network revenue increased 13.4% to $2.103 billion from $1.855 billion in 2014.

•	For the full year, consolidated income from continuing operations totaled $234.6 million, compared to $110.9 million in 2014. Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) totaled $941.6 million, a 12.1% increase from $840.0 million in 2014.

•	Sabre Airline and Hospitality Solutions Adjusted EBITDA increased 14.4% from 2014 to $323.5 million for the full year of 2015.

•	Full year Travel Network Adjusted EBITDA increased 12.7% to $877.3 million for the full year of 2015.

See Appendix B for a reconciliation of non-GAAP and GAAP measures presented.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Highlights

Consistent with these accomplishments, we took the following actions with respect to the 2015 compensation of our named executive officers:

•	Base salaries. Paid annual base salaries that, except in the case of Mr. Menke, reflected increases effective September 2015 that ranged from 4% to 6% of the previous levels, as described in more detail under “—Compensation Elements—Base Salary” below. Mr. Menke’s initial base salary was set in October 2015 in connection with his joining us.

•	Annual cash incentives. Paid annual cash incentives under our Executive Incentive Program (the “EIP”) consistent with our 2015 financial results in amounts ranging from 81% to 112% of the named executive officers’ target incentive opportunities, as described in more detail under “—Compensation Elements—Annual Incentive Compensation” below.

•	Equity awards. Granted equity awards, including performance-based awards, to each of the named executive officers, other than Mr. Menke, in February 2014. Mr. Menke received an initial equity award in October 2015 in connection with his joining us.

•	New executive officer. Entered into an employment agreement with Mr. Menke, our new Executive Vice President, Sabre and President, Travel Network.

•	Deferred compensation plan. Adopted the Sabre Corporation Executive Deferred Compensation Plan, a non-qualified deferred compensation plan that provides our senior executives with an opportunity to defer all or a portion of their future restricted stock unit awards.

•	Long-term “stretch” program. Approved the grant of cash-settled units (the “Long-Term Stretch Units”) under a new long-term cash incentive compensation program (the “Long-Term Stretch Program”) in addition to our total direct compensation program, designed to provide an incentive for our senior executives to exert their efforts to significantly exceed our long-term growth strategy, with payout under the Long-Term Stretch Program beginning upon achievement of at least 105% of the average aggregate target levels for cumulative revenue and Adjusted EBITDA for the three-year performance period.

Committee Consideration of 2015 Stockholder Advisory Vote on Compensation of Named Executive Officers (Say-on-Pay)

At our 2015 Annual Meeting, our executive compensation program received the support of approximately 99 percent of shares represented at the meeting. The Committee views the results of this vote as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Committee has not made any substantial changes to its executive compensation policies for 2016.

Also at our 2015 Annual Meeting, stockholders voted to adopt the Board’s recommendation to vote on the say-on-pay proposal every three years. Based on this outcome, the Board determined that the vote on the say-on-pay proposal would be held every three years, until the next stockholder vote on the frequency of the say-on-pay vote, or the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders.

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“Pay-for-Performance” Considerations

Our executive compensation philosophy, which is embodied in the design and operation of our executive compensation program, provides that a substantial portion of each year’s target total direct compensation opportunity for our executive officers, including our named executive officers, is delivered through our short-term and long-term incentive compensation awards which are earned contingent on our ability to meet and exceed our annual and long-term objectives.

(1)	Excludes the 2015 grant of Long-Term Stretch Units under the Long-Term Stretch Program, which was awarded in addition to the named executive officers’ target total direct compensation package for 2015.

Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long term value creation.

Our commitment to a “pay-for-performance” compensation philosophy is reflected by the following:

•	A substantial portion of our executive officers’ target cash compensation opportunity is performance-based. For 2015, approximately 60% of the target cash compensation opportunity of our CEO and approximately 44%, on average, of the target cash compensation opportunities of the other named executive officers were contingent on meeting and exceeding the financial objectives set forth in our annual operating plan. For 2015, the annual cash incentives paid to the named executive officers were approximately 101%, on average, of their target annual cash incentive opportunities.

•	The grant of performance-based restricted stock unit awards to our executive officers. For 2015, the shares of our common stock subject to these performance-based restricted stock unit awards will be earned only if we achieve a pre-established revenue target level for 2015 and will continue after then to be subject to a time-based vesting tail.

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COMPENSATION DISCUSSION AND ANALYSIS

•	To further reinforce our long-term orientation, the grant of Long-Term Stretch Units in 2015 under the Long-Term Stretch Program to each of the named executive officers. These awards provide the opportunity for cash payments if we significantly exceed, for the three-year performance period from January 1, 2015 through December 31, 2017, specific pre-established target levels of cumulative revenue and Adjusted EBITDA.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term business objectives given the dynamic nature of the global economy and the market in which we compete for executive talent. Our executive compensation program includes the following policies and practices:

•	Independent Compensation Committee Consultant. The Compensation Committee has engaged its own compensation consultant to assist with the review and analysis of our executive compensation program. This consultant performs no other consulting or other services for us.

•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market.

•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•	No Retirement Plans. Except for the Sabre, Inc. Legacy Pension Plan (the “LPP”) (which was frozen to further benefit accruals as of December 31, 2005), we do not currently offer, nor do we have plans to provide, pension arrangements, or defined benefit retirement plans to our executive officers.

•	Limited Perquisites. We provide only limited perquisites and other personal benefits to certain of our executive officers.

•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, or on any severance or change-in-control payments or benefits.

•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change-in-control of Sabre plus a qualifying termination of employment before payments and benefits are paid).

•	Performance-Based Incentives. We use performance-based short-term and long-term incentives.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

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•	Stock Ownership Policy. We have a stock ownership policy for our executive officers and the non-employee members of our Board of Directors.

•	Hedging and Pledging Prohibited. Our Insider Trading Policy prohibits our executive officers and members of our Board of Directors from hedging or pledging any of their shares of Sabre common stock.

•	No Stock Option Repricings. We prohibit the repricing of outstanding options to purchase our common stock without prior stockholder approval.

•	Succession Planning. We review the risks associated with key executive officer positions to help ensure adequate succession plans are in place.

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including the named executive officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also apply to the compensation of all our salaried employees. Within this framework, we seek to observe the following principles:

•	Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•	Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•	Tie compensation to performance of our core businesses. A significant portion of each executive officer’s compensation should be tied to measures of performance of the business or businesses over which he or she has the greatest influence.

•	Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•	Reinforce succession planning process. The overall compensation program for our executive officers should reinforce our succession planning process.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Promote Transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in aligning our executive compensation with the creation of sustainable long-term stockholder value.

2015 Total Direct Compensation Mix

Our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s total direct compensation opportunity on annual and long-term incentives that depend upon our performance as a whole, as well as the performance of our individual businesses. Each executive officer has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus his or her efforts on the successful execution of our long-term strategic and financial objectives. Consequently, whether viewed on an annual basis or over their entire tenure with us, fixed compensation (in the form of base salary and benefits) has represented less than half of the target total direct compensation opportunity of each current executive officer, including each named executive officer, with the remainder delivered in the form of annual and long-term incentive compensation and performance bonuses.

(1)	Excludes the 2015 grant of Long-Term Stretch Units under the Long-Term Stretch Program, which was awarded in addition to his target total direct compensation package for 2015.

(2)	Excludes the 2015 grant of Long-Term Stretch Units under the Long-Term Stretch Program, which was awarded in addition to their target total direct compensation packages for 2015. Also excludes Sean Menke, who joined us as our Executive Vice President and President, Travel Network in October 2015.

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In addition, the Compensation Committee believes that target incentive compensation for 2015 was comprised of an appropriate mix of long-term elements (performance-based restricted stock unit awards and stock options) and short-term elements (annual cash incentive), consistent with our emphasis on pay-for-performance:

(1)	Excludes the 2015 grant of Long-Term Stretch Units under the Long-Term Stretch Program, which was awarded in addition to his target total direct compensation package for 2015.

(2)	Excludes the 2015 grant of Long-Term Stretch Units under the Long-Term Stretch Program, which was awarded in addition to their target total direct compensation packages for 2015. Also excludes Sean Menke, who joined us as our Executive Vice President and President, Travel Network in October 2015.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers (including the named executive officers), and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has sole responsibility for reviewing and determining the compensation of our CEO at least annually, as well as for evaluating our CEO’s performance in light of the corporate goals and objectives applicable to him. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, his individual performance and strategic leadership, its understanding of competitive market data and practices, and his current total compensation and pay history.

In addition, the Compensation Committee annually reviews and determines the compensation of our other executive officers, including the other named executive officers, and it also approves any employment agreements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including the named executive officers, is consistent with our executive compensation philosophy and objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Executive Officers

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and certain executives regularly participate in portions of Compensation Committee meetings, providing management input on organizational structure, executive development, and financial and governance considerations.

Our CEO evaluates the performance of each of our executive officers, including the other named executive officers, against the annual objectives established by the Compensation Committee for the business or functional area for which he or she is responsible. Our CEO then reviews each executive officer’s target total direct compensation opportunity, and based upon his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including his or her current total compensation and pay history, his or her equity holdings, individual performance, and considers competitive market data and practices for comparable positions. Neither our CEO nor our other named executive officers are present when their specific compensation arrangements are discussed.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. In 2015, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia attends regularly scheduled meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee, and provides his analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in 2015 were as follows:

•	Assisted in the review and updating of our compensation peer group.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

•	Provided advice with respect to compensation best practices and market trends for our executive officers.

•	Provided advice with respect to market trends and practices for non-employee director compensation.

•	Assessed our executive compensation risk profile and reported on this assessment.

•	Provided ad hoc advice and support following its engagement.

Compensia does not provide any services to us, other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

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Competitive Positioning

Periodically, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including the named executive officers.

The Compensation Committee, with the assistance of Compensia, developed a compensation peer group based on an evaluation of companies that it believed were comparable to us with respect to operations, industry segment, revenue level, and enterprise value as a reference source in its executive compensation deliberations. This compensation peer group, which was used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consisted of the following companies with respect to 2015 executive compensation matters:

Akamai Technologies, Inc.	Global Payments, Inc.
Alliance Data Systems Corp.	Nuance Communications, Inc.
Broadridge Financial Solutions, Inc.	Synopsys, Inc.
Citrix Systems, Inc.	Total System Services, Inc.
Equinix, Inc.	Vantiv, Inc.
Fiserv, Inc.	Verisk Analytics, Inc.
Gartner, Inc.

The companies in this compensation peer group were U.S.-based global companies in the technology sector, and, therefore, were representative of the companies with which we compete for executive talent. In addition, these companies had similar revenue levels (generally, 0.5x to 2.0x our revenue level), enterprise values (generally, 0.5x to 3.0x our enterprise value), and revenue and operating profitability growth rates. Compensation peer group comparison data was collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey. The Radford survey provides market data and other information related to trends and competitive practices in executive compensation.

The competitive market data described above was not and is not used by the Compensation Committee in isolation but rather serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our executive officers’ compensation against this data. While market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers. Actual compensation decisions also depend upon the consideration of other factors that the Compensation Committee deems relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, and internal equity.

In November 2015, the Compensation Committee, with the assistance of Compensia, updated the compensation peer group to be used as a reference for purposes of its deliberations on our 2016 executive compensation program. As part of this review, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services and other companies in related industries, companies with revenues between

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COMPENSATION DISCUSSION AND ANALYSIS

approximately $1.5 billion to $5.9 billion (or between approximately 0.5x to 2.0x our estimated 2015 revenue), and companies with market capitalization of approximately $2.3 billion to $22.8 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). The Compensation Committee also considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0% and positive operating income over the prior four quarters. Based on this review, the Compensation Committee approved a compensation peer group consisting of the following companies:

Akamai Technologies, Inc.	Gartner, Inc.
Alliance Data Systems Corp.	Global Payments, Inc.
Broadridge Financial Solutions, Inc.	Intuit Inc.
Citrix Systems, Inc.	Synopsys, Inc.
Equinix, Inc.	Total System Services, Inc.
Expedia, Inc.	Vantiv, Inc.
Fiserv, Inc.	Verisk Analytics, Inc.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program. In evaluating the elements of our executive compensation program, the Compensation Committee assesses the element to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

•	Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity and cash awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

•	Minimum Performance Measure Threshold. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate and individual performance objectives for our overall benefit, and our Long-Term Stretch Program, which encourages focus on achievement of our long-term growth strategy, do not pay out unless pre-established target levels for one or more financial measures are met.

•	Long-Term Incentive Compensation Vesting. Our long-term equity-based incentives have four-year or five-year vesting, and our Long-Term Stretch Program has a three-year performance period. These long-term incentive programs complement our annual cash incentive compensation plan, and include awards that are earned and pay out only upon meeting specific pre-established performance goals.

•	Capped Annual Cash Incentive and Performance-Based Restricted Stock Unit Awards. Awards under the annual cash incentive compensation plan and grants of performance-based restricted stock units are capped at 200% of the target award level.

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Compensation Elements of Total Direct Compensation

Our executive compensation program is designed around the concept of total direct compensation. The performance-based portion of total direct compensation generally increases as an executive officer’s level of responsibilities increases. The chart below provides information on the principal elements of total direct compensation and is intended to illustrate our overall objectives relative to our executive compensation program.

Long-term and equity-based compensation	Performance-based restricted stock awards units	Supports achievement of our long-term strategic and financial objectives and creates an incentive to deliver stockholder value
	Stock options	Provides rewards for stock price appreciation, creating an incentive to deliver stockholder value and to achieve our long-term strategic and financial objectives
Annual cash compensation	Annual incentive	Supports and encourages the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan
	Base salary	Provides a consistent and fixed amount of annual cash income

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers, including the named executive officers, and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including the named executive officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee may consider several factors, including our financial performance, his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of the CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

2015 Base Salary Decisions

In May 2015, the Compensation Committee reviewed the base salaries of our executive officers, including the named executive officers other than Mr. Menke, and increased their base salaries, effective as of September 2015, based upon its assessment of the factors described above. The Compensation Committee approved Mr. Menke’s base salary as part of his employment agreement that he signed when he joined us. See “—Employment Agreements—Mr. Menke.”

The base salaries paid to the named executive officers during 2015 are set forth in the “2015 Summary Compensation Table” below.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our executive officers at the level of senior vice president or above, which includes the named executive officers, are eligible to receive annual cash incentive payments under the Executive Incentive Plan, or EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash incentive payments for the year. Subject to available funding, the EIP provides cash incentive payments based upon our achievement as measured against the pre-established target levels for these performance measures.

Target Annual Cash Incentive Opportunities

For purposes of the 2015 EIP, the target annual cash incentive opportunity for each of our eligible executive officers, including the named executive officers, was expressed as a percentage of his or her base salary paid during 2015, subject to a maximum annual cash incentive opportunity as specified for each executive officer (which was 200% of his or her target annual cash incentive opportunity). The target annual cash incentive opportunities of the named executive officers for 2015 were as follows:

Named Executive Officer	2015 Target Cash Incentive Opportunity (as a percentage of base salary)
Tom Klein	150%
Richard Simonson	80%
Hugh Jones	80%
Deborah Kerr	80%
Sean Menke(1)	42.5%

(1)	Mr. Menke’s target annual cash incentive opportunity was established when he joined Sabre. Pursuant to his employment agreement, for 2015, he was guaranteed half of his annual target cash incentive opportunity of 85% of his base salary.

The target annual cash incentive opportunities were established by the Compensation Committee based on its consideration of various factors such as his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of the CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

Corporate Performance Measure

For purposes of the 2015 EIP, the Compensation Committee selected EBITDA, adjusted as described below, as the sole performance measure. The Compensation Committee believed this profitability measure continued to be the best indicator of both corporate and business segment performance and that overall profitability would best position us for successful growth in the public marketplace.

For purposes of the 2015 EIP, EBITDA was adjusted to exclude the following items: prior period non-cash adjustments, restructuring and other costs, and certain litigation costs. See Appendix B for additional information. Our Board of Directors approved these adjustments to better reflect the efforts and

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performance of our executive officers in relation to the current year’s business performance, as well as to encourage them to make decisions that improve the potential for future growth without being penalized for the short-term investment required to achieve that growth. In addition to these adjustments, for purposes of the 2015 EIP, EBITDA was calculated before making allowance for the amounts payable pursuant to the Sabre Corporation Variable Compensation Plan, our annual incentive compensation plan for employees at the level below senior vice president (“Adjusted Pre-VCP/EIP EBITDA”).

Incentive Formula

For our executive officers with company-wide responsibility, the Adjusted Pre-VCP/EIP EBITDA performance measure was based entirely on consolidated Adjusted Pre-VCP/EIP EBITDA. For our executive officers with business segment responsibility, the Adjusted Pre-VCP/EIP EBITDA performance measure was based in part on business segment Adjusted Pre-VCP/EIP EBITDA (weighted 50%) and in part on consolidated Adjusted Pre-VCP/EIP EBITDA (weighted 50%). The Compensation Committee determined that these weightings provided an appropriate balance to foster company teamwork while at the same time providing “line-of-sight” accountability for business segment results.

Our Adjusted Pre-VCP/EIP EBITDA target level for Sabre as a whole for purposes of the 2015 EIP was $996.5 million, which was approximately 1.3% higher than the target level for 2014.

The actual cash incentive payments for Messrs. Klein and Simonson and Ms. Kerr were based on our consolidated financial results. The actual cash incentive payments for Messrs. Jones and Menke were based on our consolidated financial results and those of their respective business units.

With respect to the named executive officers, the funding of the annual incentive pool with respect to the Adjusted Pre-VCP/EIP EBITDA performance measure varied according to their area of responsibility as follows:

•	Corporate. For Messrs. Klein and Simonson and Ms. Kerr, 100% of the funding was based on the company-wide responsibility funding formula, with funding beginning upon achieving 90% of the target performance level with a maximum funding (200% of target funding) upon achievement of 123% of the target level, as set forth below.

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•	Business Unit. For Messrs. Jones and Menke, who are responsible for our Airline Solutions business and our Travel Network business, respectively, 50% of the funding is the same as the company-wide responsibility funding formula described above, and 50% of the funding began upon achieving 90% of the target business unit performance level with a maximum funding (200% of target funding) upon achievement of 123% of the target business unit performance level, as set forth below.

The Compensation Committee believes that these formulas provided a fair value sharing between our stockholders and the named executive officers.

2015 Annual Cash Bonus Decisions

The Compensation Committee approved the cash incentive payments under the 2015 EIP at its meeting in February 2016.

In 2015, our Board of Directors considered the performance of our CEO and, while acknowledging his strong operational and financial performance, found he had demonstrated shortcomings in other leadership areas. Consequently, our Board of Directors recommended to the Compensation Committee that it reduce the amount of the CEO’s 2015 EIP, payable in 2016. The Compensation Committee did not exercise its discretion to adjust any other named executive officer’s actual cash incentive payment for 2015.

As described above, the 2015 annual cash incentive payments for the named executive officers were as follows:

Named Executive Officer	2015 Target Cash Bonus Opportunity		2015 Actual Cash Bonus Payment
Tom Klein	$1,405,385		$1,200,000
Richard Simonson	$511,385		$540,534
Hugh Jones	$386,154		$414,729
Deborah Kerr	$460,923		$487,196
Sean Menke	$255,000	(1)	$255,000

(1)	Mr. Menke’s target cash incentive opportunity for 2015 was half of his annual target incentive opportunity of 85% as established in his employment agreement.

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The cash incentives actually paid to the named executive officers for 2015 are set forth in the “2015 Summary Compensation Table” below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to align the financial interests of our executive officers, including the named executive officers, with those of our stockholders. We also seek to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, including the named executive officers, the Compensation Committee considers various factors, such as our financial performance, the executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, recommendations of the CEO (with respect to the other executive officers), his or her current equity position (including the value of any unvested equity awards), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

The Compensation Committee makes annual long-term incentive compensation awards to our executive officers, including the named executive officers, using a “portfolio” mix of time-based and performance-based equity awards. We believe this approach aligns the interests of our executive officers and stockholders, aids in attracting and retaining talent by conforming more closely to the practices among members of our compensation peer group, and further mitigates excessive risk incentives by ensuring that we provide incentive compensation with diversified performance measures.

2015 Equity Awards

In February 2015, the Compensation Committee approved equity awards in the form of performance-based restricted stock unit awards and time-vesting options to purchase shares of our common stock to each of the named executive officers, other than Mr. Menke, which were granted in March 2015. For 2015, the Compensation Committee set the long-term incentive compensation award value for each named executive officer (other than Mr. Menke) after reviewing the factors described above. In addition, in 2015, our Board of Directors considered the performance of our CEO and, while acknowledging his strong operational and financial performance, found he had demonstrated shortcomings in other leadership areas. Consequently, our Board of Directors recommended to the Compensation Committee that it reduce, and the Compensation Committee did reduce, the size of the CEO’s 2016 equity grant.

This award value was then divided into two separate grants consisting of an equal number of performance-based restricted stock units and time-vesting stock options.

In connection with his appointment as our Executive Vice President, Sabre and President, Travel Network in September 2015, Mr. Menke was granted equity awards in the form of a performance-based restricted stock unit award and time-vesting option to purchase shares of our common stock.in October 2015. For Mr. Menke’s initial equity award, the award value was divided into two separate grants consisting of 84,653 time-based restricted stock units and 84,653 stock options.

For a description of these equity awards, see “—Employment Agreements” and the “2015 Summary Compensation Table” and the “2015 Grants of Plan-Based Awards Table” below.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Stretch Program

In 2015, the Compensation Committee approved the Long-Term Stretch Program under the 2014 Omnibus Plan. The Long-Term Stretch Program is designed to provide an incentive for participants to significantly exceed our long-term growth strategy. Participants in the Long-Term Stretch Program include the named executive officers, as well as certain other key employees. Awards under this program are in addition to our total direct compensation program and are designed to provide an incentive for our senior executives to exert their efforts to significantly exceed our long-term growth strategy.

In March 2015, the Compensation Committee granted Long-Term Stretch Units under the Long-Term Stretch Program to each of the named executive officers, other than Mr. Menke who received a pro-rated award of Long-Term Stretch Units when he joined us in October 2015. These awards provide for cash payments only if, for the three-year performance period from January 1, 2015 through December 31, 2017, we exceed specific pre-established target levels of cumulative revenue and Adjusted EBITDA. Further, a participant’s entire award is subject to forfeiture if his or her employment terminates before March 15, 2018 for any reason.

The key features of these awards are as follows:

•	No award payments will be made if our cumulative revenue or Adjusted EBITDA for the performance period is less than 100% of either of the pre-established target levels of cumulative revenue or target Adjusted EBITDA.

•	Award payments begin upon achievement of at least 105% of the average aggregate target levels for cumulative revenue and Adjusted EBITDA for the performance period. If our average aggregate achievement level with respect to the two performance measures is less than 105% of the average aggregate target level for such performance measures, no award payments will be made.

•	For combined achievement between 105% and 115% of the average aggregate target levels for cumulative revenue and Adjusted EBITDA for the performance period, the award payout percentage will be calculated on a linear basis, with the number of Long-Term Stretch Units earned, also called the Long-Term Stretch Program payout percentage, ranging from a minimum of 100% of the Long-Term Stretch Units granted (at 105% achievement) to a maximum of 200% (at 115% achievement).

•	The Compensation Committee has the discretion to decrease the final award of Long-Term Stretch Units based on the amount of our adjusted capital expenditures expressed as a percentage of consolidated revenue during the performance period.

•	To determine the target number of Long-Term Stretch Units to be granted to a participant, the participant’s target award opportunity will be divided by the average of the closing price of our common stock for all trading days in the last full month prior to the month of the date of grant. See “2015 Grants of Plan-Based Awards Table.”

•	To determine the actual cash payment to be received by a participant, the participant’s number of target Long-Term Stretch Units (as calculated in the preceding paragraph) will be multiplied by the average of the closing price of our common stock for all trading days in the month of January 2018. This amount then will be multiplied by the Long-Term Stretch Program payout percentage determined as described above.

•

In evaluating the level of attainment of cumulative revenue or Adjusted EBITDA, or determining adjusted capital expenditures expressed as a percentage of consolidated revenue for purposes of calculating the Long-Term Stretch Program payout percentage, the Compensation Committee may include or exclude

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certain items, including (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles and practices or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

The target award opportunity for each participant in the Long-Term Stretch Program was based on the participant’s position. The target award opportunities for the Long-Term Stretch Unit awards granted to the named executive officers in 2015 are as follows:

Named Executive Officer	2015 Long-Term Stretch Program Target Award Opportunity
Tom Klein	$2,100,000
Richard Simonson	$1,400,000
Hugh Jones	$1,400,000
Deborah Kerr	$1,400,000
Sean Menke	$1,050,000

As of December 31, 2015, based on the fair value of these awards as of that date, no benefit had been accrued for financial accounting purposes for these Long-Term Stretch Unit awards under the Long-Term Stretch Program.

Health, Welfare, and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive financial planning benefits, subject to an annual allowance of up to $10,000 per year for our CEO and up to

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$5,000 per year for each of the other named executive officers. In addition, our executive officers are eligible to participate in our annual physical program. This program provides for an annual executive physical up to an amount of $5,000. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into a written employment agreement with each of the named executive officers. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a description of the employment agreements of the named executive officers, see “—Employment Agreements” below.

Post-Employment Compensation

Each of the written employment agreements with the named executive officers, as described in “—Employment Agreements” below, provides them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of Sabre.

We provide these arrangements to encourage the named executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for the named executive officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of the named executive officers with consistent treatment that is competitive with current market practices. We believe that the level of benefits provided under these various agreements is in line with market practice and help us to attract and retain key talent. For additional information, see “—Potential Payments upon Termination or Change in Control” below.

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Other Compensation Policies

We have several policies that we believe are important components of our executive compensation program.

Stock Ownership Policy

We maintain a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President of Sabre are required to own that number of shares of our common stock with a value equal to a specified multiple of their annual base salary divided by the volume-weighted average price of our common stock on the trading day immediately preceding April 1st of each year. As adopted, these base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)
Chief Executive Officer	Five
Executive Vice Presidents	Three
Senior Vice Presidents	Two

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members, vested shares of restricted stock, vested restricted stock unit awards that have been settled in stock, and shares acquired as a result of the exercise of vested options to purchase shares of our common stock. Unvested restricted stock awards or restricted stock unit awards, and unexercised stock options do not count towards satisfaction of the guidelines.

In addition, until such time as an executive officer has met his or her specified ownership level, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

In the case of the non-employee members of our Board of Directors, each individual is required to own that number of shares of our common stock with a market value equal to five times his or her annual retainer divided by the volume-weighted average price of our common stock on the trading day immediately preceding April 1st of each year.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (i) April 17, 2014, the effective date of our initial public offering or (ii) becoming an executive officer or non-employee member of our Board of Directors, as applicable.

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COMPENSATION DISCUSSION AND ANALYSIS

Although the stock ownership policy was adopted in 2014, several of our executive officers already have significant stock ownership in us, including our CEO. The following chart shows the CEO’s stock ownership compared to his requirements, as determined on the measurement date of April 1, 2016:

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging and Pledging Policies

We have adopted a general Insider Trading Policy that provides that no executive officer or member of our Board of Directors may enter into hedging or monetization transactions, including zero-cost collars, equity swaps, exchange fund and forward sale contracts. Similarly, our Insider Trading Policy generally prohibits our executive officers and members of our Board of Directors from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

We maintain a formal policy for the timing of equity awards. The policy provides that our annual grant pool is approved at a meeting of our Compensation Committee held in the first quarter of each fiscal year and grants are made on the 15th day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. Under our equity grant policy, all awards to our executive officers must be granted by the Compensation Committee. Awards to newly elected non-employee directors will be granted on the date of the meeting of our Board of Directors at which the new director is elected. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day.

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Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the CEO and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “qualified performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options or stock appreciation rights granted under a stockholder-approved employee stock plan generally will be deductible so long as the options or SARs are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

In approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. Nonetheless, the Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. Further, the Compensation Committee reserves the discretion, in its judgment, to approve, from time to time, compensation arrangements that may not be tax deductible for us, such as base salary and equity awards with time-based vesting requirements, or which do not comply with an exemption from the deductibility limit when it believes that such arrangements are appropriate to attract and retain executive talent.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of Sabre that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2015 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and stock appreciation rights, based on the grant date “fair value” of these awards.

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COMPENSATION DISCUSSION AND ANALYSIS

This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option, stock appreciation right, or other award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Gary Kusin, Chair

Lawrence W. Kellner

Greg Mondre

Karl Peterson

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EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2015, 2014 and 2013 by the named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Tom Klein
President and CEO	2015	$936,923	–	$5,231,653	$1,268,351	$1,200,000	–	$25,705	$8,662,632
	2014	$907,692	–	$3,825,008	$1,274,999	$1,045,762	$45,100	$24,114	$7,122,675
	2013	$711,923	–	$1,968,206	$1,729,168	$682,757	–	$27,258	$5,119,312
Richard Simonson
Executive Vice President and Chief Financial Officer	2015	$639,231		$1,609,729	$390,259	$540,534		$24,291	$3,204,044
	2014	$611,538	–	$974,996	$325,001	$418,293	–	$23,830	$2,353,658
	2013	$484,615	$182,708	$2,991,000	$2,010,000	$337,292	–	$283,266	$6,288,881

Hugh Jones
Executive Vice President, Sabre and President, Sabre Airline Solutions	2015	$482,692	–	$1,207,308	$292,697	$414,729	–	$24,180	$2,421,606
Deborah Kerr
Executive Vice President and Chief Product and Technology Officer	2015	$576,154	–	$1,126,815	$273,183	$487,196	–	$11,665	$2,475,013
	2014	$526,923	–	$862,506	$287,501	$360,414	–	$11,582	$2,048,926
	2013	$403,846	$243,923	$1,994,000	$2,010,000	$281,077	–	$258,158	$5,191,004

Sean Menke
Executive Vice President, Sabre and President, Travel Network(6)	2015	$138,462	$250,000	$2,474,407	$625,586	$255,000	–	$67,905	$3,811,360

(1)	The amounts reported in the “Bonus” column for 2015 represent a sign-on bonus paid in 2015 to Mr. Menke ($250,000).

(2)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards, including the 2015 grants of Long-Term Stretch Units under the Long-Term Stretch Program, granted to the named executive officers in the years indicated, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Note that the amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the named executive officers from these awards. The grant date fair value of the Long-Term Stretch Units granted in 2015 has been determined based on the performance threshold that the Compensation Committee believed to be probable of achievement at the date of grant, not the amounts that may be realized by the named executive officers. For these Long-Term Stretch Units, the amounts included in the “Stock Awards” column reflect that the value of the awards was

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zero because the Compensation Committee believed that, as of the grant date, they were not probable of achievement. The following table reflects the maximum value of the Long-Term Stretch Units assuming that the awards are earned at their maximum level based on the average closing price of our common stock in the month prior to grant.

Named Executive Officer	Maximum Value of Long-Term Stretch Units Granted in 2015(a)
Tom Klein	$4,200,000
Richard Simonson	$2,800,000
Hugh Jones	$2,800,000
Deborah Kerr	$2,800,000
Sean Menke	$2,100,000

(a)	Represents the maximum value of the Long-Term Stretch Units granted in 2015 using $22.55 per share, the average closing price of our common stock for March 2015, for the awards granted April 3, 2015 to Messrs. Klein, Simonson and Jones and Ms. Kerr and $29.15 per share, the average closing price of our common stock for September 2015, for the award granted October 15, 2015 to Mr. Menke. The maximum payout opportunity is 200% of the target number of shares awarded.

(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our named executive officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “—Compensation Elements—Annual Incentive Compensation” above.

(4)	For 2015 and 2013, the aggregate value of Mr. Klein’s pension benefit decreased by $4,300 and $8,300, respectively, and for 2015, the aggregate value of Mr. Jones’ pension benefit decreased by $5,000. Because these amounts decreased, they have been excluded from the table above under the SEC’s regulations. Messrs. Simonson and Menke and Ms. Kerr do not participate in the LPP.

(5)	The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other personal benefits represent the actual incremental cost incurred by us in providing these benefits to the indicated named executive officer.

Name	Year	Group Term Life Insurance Premiums	Country Club Membership Dues(a)	Executive Physical Examin- ation	Financial Planning Services	Relocation		Section 401(k) Plan Matching Contribution	Other		Total
Tom Klein	2015	$1,214	–	$3,451	$5,140	–		$15,900	–		$25,705
	2014	$599	–	–	$7,915	–		$15,600	–		$24,114
	2013	$713	$3,058	$3,277	$4,910	–		$15,300	–		$27,258
Richard Simonson	2015	$832	–	$2,559	$5,000	–		$15,900	–		$24,291
	2014	$404	–	$2,826	$5,000	–		$15,600	–		$23,830
	2013	$579	–	$3,697	$5,000	$258,690	(b)	$15,300	–		$283,266
Hugh Jones	2015	$1,214	–	$2,066	$5,000	–		$15,900	–		$24,180
Deborah Kerr	2015	$752	–	$2,518	–	–		$7,950	$445	(e)	$11,665
	2014	$348	–	$3,434	–	–		$7,800	–		$11,582
	2013	$508	–	–	–	$250,000	(c)	$7,650	–		$258,158
Sean Menke	2015	$792	–	–	–	$58,805	(d)	$8,308	–		$67,905

(a)	Historically, we paid the dues for a country club membership for certain executive officers, including Mr. Klein. In connection with his promotion to serve as our President and CEO, Mr. Klein relinquished his membership in September 2013. We did not have any of these arrangements for any other executive officer during 2013, 2014 or 2015.

(b)	In connection with his joining us as our Executive Vice President and Chief Financial Officer, we paid a relocation company the reported amount for the costs associated with Mr. Simonson’s relocation to Dallas, Texas. In 2013, Mr. Simonson’s relocation benefit totaled $258,690, which includes a tax gross up by us of $62,015 for all applicable taxes relating to such benefit.

(c)	In connection with her joining us as our Executive Vice President and Chief Product and Technology Officer, and pursuant to the terms and conditions of her employment agreement, we paid Ms. Kerr the reported amount to reimburse her for the costs associated with her relocation to Dallas, Texas.

(d)	In connection with his joining us as our Executive Vice President, Sabre and President, Travel Network, and pursuant to the terms and conditions of his employment agreement, we paid Mr. Menke the reported amount to reimburse him for the costs associated with his relocation to Dallas, Texas.

(e)	Represents the value of a recognition award presented to Ms. Kerr by Sabre.

(6)	Mr. Menke joined us as our Executive Vice President, Sabre and President, Travel Network on October 5, 2014.

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2015 Grants of Plan-Based Awards Table

The following table sets forth, for each of the named executive officers, the plan-based awards granted to him or her during 2015.

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(2)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)		Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum) (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Tom Klein			$1,405,385	$2,810,770
	04/03/2015	03/09/2015			93,126	(3)	186,252	(3)			–
	03/13/2015	02/06/2015							236,192	$22.15	$1,268,351
	03/13/2015	02/06/2015			236,192	(4)					$5,231,653
Richard Simonson			$511,385	$1,022,770
	04/03/2015	03/09/2015			62,084	(3)	124,168	(3)			–
	03/13/2015	02/06/2015							72,674	$22.15	$390,259
	03/13/2015	02/06/2015			72,674	(4)					$1,609,729
Hugh Jones			$386,154	$772,308
	04/03/2015	03/09/2015			62,084	(3)	124,168	(3)			–
	03/13/2015	02/06/2015							54,506	$22.15	$292,697
	03/13/2015	02/06/2015			54,506						$1,207,308
Deborah Kerr			$460,923	$921,846
	04/03/2015	03/09/2015			62,084	(3)	124,168	(3)			–
	03/13/2015	02/06/2015							50,872	$22.15	$273,183
	03/13/2015	02/06/2015			50,872	(4)					$1,126,815
Sean Menke			$216,750	$433,500
	10/15/2015	08/29/2015			36,021	(3)	72,042	(3)			–
	10/15/2015	08/29/2015							84,653	$29.23	$625,586
	10/15/2015	08/29/2015			84,653	(4)					$2,474,407

(1)	Date of Compensation Committee approval of the reported awards.

(2)	The amounts reported reflect the target and maximum annual cash incentive opportunities payable to the named executive officer under the 2015 EIP. For each of the named executive officers, funding of these non-equity incentive plan awards began upon achievement of 90% of the target performance level with maximum funding (200% of target funding) upon the achievement of 123% of the target performance level. The target and maximum cash opportunity for Mr. Menke represents 50% of his full year target annual cash incentive opportunity.

(3)	The reported values reflect the target and maximum number of Long-Term Stretch Units granted in 2015 that the named executive officers could receive under the Long-Term Stretch Program and do not represent cash payout values. Pursuant to the design of the Long-Term Stretch Program, the threshold and target number of Long-Term Stretch Units is the same. The target and maximum number of units for Mr. Menke is prorated based on the portion of the performance period remaining at the time he joined us.

(4)

The performance-based restricted stock unit awards granted on March 13, 2015 under the 2014 Omnibus Plan to Messrs. Klein, Simonson and Jones and Ms. Kerr vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2016, 2017, 2018, and 2019, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of a 90% or greater of the revenue target level established for 2014 as determined by our Board of Directors, consistent with the annual business plan for such fiscal year,

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subject to each named executive officer’s continued employment through each such vesting date. The restricted stock unit award granted effective October 15, 2015 under the 2014 Omnibus Plan to Mr. Menke as part of his employment agreement vests as to 25% of the shares of our common stock on October 15 in each of calendar years 2016, 2017, 2018 and 2019, subject to his continued employment through each vesting date.

(5)	All options to purchase shares of our common stock granted to the named executive officers in 2015 were granted under our 2014 Omnibus Plan and are subject to time-based vesting conditions. Each of these options has an exercise price equal to the fair market value of the shares of our common stock on the date of grant and a term of 10 years. With respect to the options granted on March 13, 2015, 25% of the shares of our common stock subject to each such option vests on March 13, 2016 and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date. The option granted effective October 15, 2015 under the 2014 Omnibus Plan to Mr. Menke as part of his employment agreement vests as to 25% of the shares of our common stock subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date.

(6)	These amounts reflect the aggregate grant date fair value of option and stock awards computed in accordance with ASC Topic 718. The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model, which generated a Black-Scholes-computed value of $5.37 per share on March 13, 2015, and $7.39 per share on October 15, 2015.The grant date fair value of the Long-Term Stretch Units granted in 2015 is based on the performance threshold that the Compensation Committee believed to be probable of achievement at the date of grant, not the amounts that may be realized by the named executive officers with respect to these awards. The amounts shown in this column for the Long-Term Stretch Units reflect that, as of the grant date, the Compensation Committee believed that these awards were not probable of achievement of the entry level on the grant date.

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2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of the named executive officers, the equity awards outstanding as of December 31, 2015.

Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Tom Klein	6/11/2007	229,712		–		$5.00	6/11/2017
	1/31/2008	22,500		–		$5.00	1/31/2018
	1/31/2008	11,250	(2)	–		$5.00	1/31/2018
	3/31/2009	400,000		–		$3.00	3/31/2019
	3/31/2009	164,250		–		$3.00	3/31/2019
	3/23/2010	350,000		–		$5.23	3/23/2020
	12/3/2012	30,000		10,000	(5)	$9.97	12/03/2022
	8/15/2013	161,332		37,231	(6)	$13.22	8/15/2023
	10/25/2013	162,679		37,542	(6)	$14.01	10/25/2023
	4/17/2014	115,489		148,486	(4)	$16.68	4/17/2024
	3/13/2015	–		236,192	(4)	$22.15	3/13/2025
	12/3/2012							10,000	(3)	$279,700
	8/15/2013							33,094	(3)	$925,639
	10/25/2013							39,015	(3)	$1,091,250
	4/17/2014							171,988	(3)	$4,810,504
	3/13/2015							236,192	(3)	$6,606,290
	4/3/2015							93,126	(7)	$2,604,734	(8)
Richard Simonson	3/11/2013	352,500		187,500	(5)	$9.97	3/11/2023
	4/17/2014	29,438		37,850	(4)	$16.68	4/17/2024
	3/13/2015	–		72,674	(4)	$22.15	3/13/2025
	3/11/2013							150,000	(3)	$4,195,500
	4/17/2014							43,840	(3)	$1,226,205
	3/13/2015							72,674	(3)	$2,032,692
	4/3/2015							62,084	(7)	$1,736,489	(8)
Hugh Jones	1/31/2008	22,500		–		$5.00	1/31/2018
	1/31/2008	3,750		–		$5.00	1/31/2018
	3/31/2009	525,000		–		$3.00	3/31/2019
	3/31/2009	40,050		–		$3.00	3/31/2019
	3/23/2010	350,000		–		$5.23	3/23/2020
	12/3/2012	30,000		10,000	(5)	$9.97	12/03/2022
	4/17/2014	19,248		24,748	(4)	$16.68	4/17/2024

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Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
	3/13/2015	–	54,506	(4)	$22.15	3/13/2025
	12/3/2012						10,000	(3)	$279,700
	4/17/2014						28,665	(3)	$801,760
	3/13/2015						54,506	(3)	$1,524,533
	4/3/2015						62,084	(7)	$1,736,489	(8)
Deborah Kerr	3/11/2013	363,119	187,500	(5)	$9.97	3/11/2023
	4/17/2014	–	33,483	(4)	$16.68	4/17/2024
	3/13/2015	–	50,872	(4)	$22.15	3/13/2025
	3/11/2013						100,000	(3)	$2,797,000
	4/17/2014						38,782	(3)	$1,084,733
	3/13/2015						50,872	(3)	$1,422,890
	4/3/2015						62,084	(7)	$1,736,489	(8)
Sean Menke	10/15/2015	–	84,653	(5)	$29.23	10/15/2025
	10/15/2015						84,653	(3)	$2,367,744
	10/15/2015						36,021	(7)	$1,007,507	(8)

(1)	Each option to purchase shares of our common stock (i) granted prior to 2012 was granted pursuant to our 2007 Management Equity Incentive Plan (amended in 2010), (ii) granted in 2012 or 2013, pursuant to our 2012 Management Equity Incentive Plan, or (iii) granted after 2013, pursuant to the 2014 Omnibus Plan.

(2)	These options to purchase shares of our common stock vested in 2015 and became exercisable upon a liquidity event, as defined in the 2007 Management Equity Incentive Plan.

(3)	Each restricted stock unit award covering shares of our common stock granted during 2013 was granted pursuant to our 2012 Management Equity Incentive Plan and granted after 2014 was granted pursuant to the 2014 Omnibus Plan. The restricted stock unit awards granted under our 2012 Management Equity Incentive Plan vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to the named executive officer’s continued employment through each vesting date. The performance-based restricted stock unit awards granted on April 17, 2014 and on March 13, 2015 under the 2014 Omnibus Plan to Messrs. Klein, Simonson and Jones and Ms. Kerr vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years following the year of grant, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of a 90% or greater of the revenue target levels established for 2014 and 2015, respectively, as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to each named executive officer’s continued employment through each such vesting date. The restricted stock unit award granted effective October 15, 2015 under the 2014 Omnibus Plan to Mr. Menke as part of his employment agreement vests as to 25% of the shares of our common stock on October 15 in each of calendar years 2016, 2017, 2018 and 2019, subject to his continued employment through each vesting date.

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(4)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on March 15 in the year following the grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(5)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(6)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(7)	Represents the number of Long-Term Stretch Units granted in 2015, assuming achievement of the threshold level of performance. As of December 31, 2015, the Long-Term Stretch Units granted in 2015 had achieved any of the performance thresholds under the Long-Term Stretch Program. The Long-Term Stretch Units will only result in a cash payout if Sabre exceeds, for the three-year performance period from January 1, 2015 through December 31, 2017, specific pre-established target levels of cumulative revenue and Adjusted EBITDA for the performance period. A participant’s award of Long-Term Stretch Units is subject to forfeiture if his or her employment terminates before March 15, 2018 for any reason.

(8)	Reflects the value as of December 31, 2015 of the Long-Term Stretch Units granted in 2015 based on achievement of the threshold level of performance using $27.97 per share, the closing price of a share of our common stock on NASDAQ as of such date; however, as of December 31, 2015, the Long-Term Stretch Units granted in 2015 were not probable of achieving a performance threshold and therefore payments were not probable with respect to these awards.

2015 Options Exercised and Stock Vested Table

The following table sets forth, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of options during the year ended December 31, 2015, and the aggregate value realized upon the exercise of such options and the number of shares of our common stock acquired upon the vesting of restricted stock awards and restricted stock unit awards during the year ended December 31, 2015, and the aggregate value realized upon the vesting of such awards. For purposes of the table, the value realized is, in the case of options, based upon the difference between the fair market value of our common stock on the exercise date and the option exercise price and, in the case of restricted stock awards and restricted stock unit awards, based upon the fair market value of our common stock on the various vesting dates.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tom Klein	722,038	$16,101,467	98,384	$2,179,206
Richard Simonson	60,000	$1,143,033	89,613	$1,984,928
Hugh Jones	534,450	$11,792,784	14,554	$322,371
Deborah Kerr	120,422	$2,154,703	62,927	$1,393,833
Sean Menke	–	–	–	–

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2015 Pension Benefits Table

The following table sets forth, for each of the named executive officers, information about the pension benefits that have been earned by him or her under the LPP. The benefits to be received under the LPP depend, in part, upon the length of employment of each named executive officer with us. The LPP was frozen to further benefit accruals as of December 31, 2005. Consequently, the information appearing in the column entitled “Number of Years of Credited Service” does not reflect any subsequent employment service. No payments were made to our named executive officers under the LPP during 2015.

The amounts reported in the “Present Value of Accumulated Benefit” column represents a financial calculation that estimates the cash value of the full pension benefit that has been earned by each named executive officer. It is based on various assumptions, including assumptions about how long each named executive officer will live and future interest rates. Additional details about the pension benefits disclosed for each named executive officer follow the table.

Name(1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)

Tom Klein	The Sabre, Inc. Legacy Pension Plan	7.5	$228,200
Hugh Jones	The Sabre, Inc. Legacy Pension Plan	7.1	$197,600

(1)	Messrs. Simonson and Menke and Ms. Kerr do not participate in the LPP.

(2)	Effective December 31, 2005, the LPP was frozen to further benefit accruals. Accordingly, the number of years reported in the “Number of Years Credited Service” column reflects employment only through that date.

(3)	The present value of the accumulated retirement benefit for each named executive officer was calculated using a 4.86% discount rate, RP2014 White Collar projected generationally using Scale MP2015 converging to 0.75% in 2029, and assumed payable at the LPP’s earliest, unreduced retirement age of 62.

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Summary Information

The LPP is a tax-qualified pension plan that was open to all employees who met the eligibility requirements until March 15, 2000 and that was frozen to further benefit accruals as of December 31, 2005.

Within the LPP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply as a legacy of our spin-off from American Airlines, Inc. The accrued benefit payable is the greatest benefit determined by the following four formulas:

1. Final Average Benefit Formula	Single Life Annuity equal to 1.667% of Final Average Compensation multiplied by Years of Credited Service

2. Basic Benefit Formula (Career Average)	Single Life Annuity equal to Prior Plan Basic Benefit as of 12/31/96, plus for service January 1, 1997-December 31, 2005: 1.25% x each year’s average monthly pay (up to $550) plus 2% x each year’s average monthly pay (over $550) multiplied by number of months worked in each year as a participant in LPP through December 31, 2005

3. Social Security Offset Formula:	Single Life Annuity equal to 2% of Final Average Annualized Compensation x Years of Credited Service minus 1.5% of Annual Social Security benefit x Years of Credited Service (up to a maximum of 50% of the Social Security benefit)

4. Minimum Benefit Formula	Single Life Annuity equal to Minimum Benefit Rate (Minimum Benefit Rate is equal to $282 if Final Average Annualized Compensation is less than $15,000; otherwise it is $288) multiplied by Years of Credited Service

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base salary and commissions, but excludes bonuses, overtime pay, premium pay, shift differentials, variable compensation, profit sharing awards, expense reimbursements, and expense allowances.

The benefit formulas set forth above describe the pension benefits in terms of a single life annuity. Participants are eligible to receive their benefits in other payment forms, however, including lump sums, joint and survivor annuities, period certain annuities, and level income payments. No matter which form of payment a participant may select, each has the same actuarially equivalent value.

In addition, the LPP provides an option for early retirement. At age 62 or greater with at least 10 years of service, a participant may commence an unreduced benefit. A participant who is between the ages of 55 and 62 with at least 15 years of service may begin a benefit reduced by 3% for each year the benefit commences prior to age 62. Finally, in the case of a participant less than age 62 with at least 10 years of service but not more than 15 years of service, he or she may begin a benefit reduced 3% for each year prior to age 65.

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Nonqualified Deferred Compensation

Neither the named executive officers nor we contributed amounts under any executive nonqualified defined contribution or other deferred compensation plans or arrangements with respect to 2015.

On November 10, 2015, we adopted the Sabre Corporation Executive Deferred Compensation Plan (the “EDCP”), a non-qualified deferred compensation plan that provides senior executives with an opportunity to defer all or a portion of their future restricted stock unit awards. Under the EDCP, senior executives may elect to defer 0%, 25%, 50%, 75% or 100% of the following year’s restricted stock unit award, including performance-based restricted stock units. Each participant will have a notional account established to reflect vesting of restricted stock unit awards and associated notional dividend equivalents. Participants are fully vested in their accounts. Deferrals are distributed in the form of shares of our common stock generally on the earliest of a participant’s termination of employment and the distribution date elected by the participant.

Employment Agreements

We have entered into employment agreements with each of the named executive officers as described below.

Typically, these agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement.

In addition, these agreements included the named executive officer’s initial base salary or base salary at the time the agreement was executed, an annual incentive opportunity under our EIP, and standard employee benefit plan and program participation. Occasionally, these agreements also provided for a recommended equity award grant to be submitted to our Board of Directors for approval, with an exercise price, in the case of an option to purchase shares of our common stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

Mr. Klein

On August 14, 2013, we entered into a new employment agreement with Mr. Klein in connection with his appointment as our CEO that provides for his general employment terms, including certain compensation arrangements. Mr. Klein’s employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Klein’s initial annual base salary in connection with his appointment as CEO was set at $900,000, less applicable withholding taxes, and is subject to annual review for a possible increase (but not decrease). See the “2015 Summary Compensation Table” for information on Mr. Klein’s base salary paid in 2015. Mr. Klein is also eligible to receive an annual target incentive based

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on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 125% of his then-current annual base salary and a maximum incentive opportunity equal to 200% of his then-current annual base salary.

Further, Mr. Klein was granted an option to purchase 198,563 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 66,188 shares of our common stock. The option was to vest as to 25% of the shares of our common stock subject to the option on the date of grant and thereafter as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award was to vest as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year. The vesting of the shares subject to these equity awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Subsequently, on October 25, 2013, to give effect to its original objective of providing Mr. Klein with a long-term incentive compensation opportunity with a grant date fair value of approximately $3,500,000 which was not accomplished with the awards described above, our Board of Directors granted Mr. Klein an additional option to purchase 200,221 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 78,030 shares of our common stock. These equity awards were subject to vesting requirements similar to the vesting requirements applicable to the equity awards granted to Mr. Klein at the time that we entered into the new employment agreement with him.

Mr. Simonson

Effective March 11, 2013, we entered into an employment agreement with Mr. Simonson in connection with his appointment as our Executive Vice President and Chief Financial Officer that provided for his general employment terms, including certain compensation arrangements. Mr. Simonson’s employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Simonson received an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See the “2015 Summary Compensation Table” for information on Mr. Simonson’s base salary paid in 2015. Mr. Simonson also received a one-time “sign on” incentive in the amount of $120,000, subject to repayment under certain conditions.

Mr. Simonson is also eligible to receive an annual target incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 80% of his then-current annual base salary.

Further, Mr. Simonson was granted an option to purchase 600,000 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 300,000 shares of our common stock. The option to purchase shares of our common stock

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vests as to 25% of the shares subject to such option on the first anniversary of the date of grant and thereafter as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Jones

Effective July 29, 2009, we entered into an employment agreement with Mr. Jones in connection with his appointment as our Executive Vice President and President, Travelocity that provided for his general employment terms, including certain compensation arrangements. Mr. Jones’ employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Jones received an initial annual base salary of $425,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See the “2015 Summary Compensation Table” for information on Mr. Jones’ base salary paid in 2015.

Mr. Jones is also eligible to receive an annual target incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 80% of his then-current annual base salary.

Ms. Kerr

Effective March 11, 2013, we entered into an employment agreement with Ms. Kerr in connection with her appointment as our Executive Vice President and Chief Product and Technology Officer that provided for her general employment terms, including certain compensation arrangements. Ms. Kerr’s employment agreement also provides for specified payments and benefits in the event of her termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of her employment agreement, Ms. Kerr received an initial annual base salary of $500,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See the “2015 Summary Compensation Table” for information on Ms. Kerr’s base salary paid in 2015. Ms. Kerr also received a one-time “sign on” incentive in the amount of $225,000, subject to repayment under certain conditions.

Ms. Kerr is also eligible to receive an annual target incentive based on her attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of

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Directors, with her initial target incentive opportunity equal to 80% of her then-current annual base salary. Under the terms of her employment agreement, Ms. Kerr was eligible to receive a lump-sum payment in the amount of $250,000 to assist her in defraying the costs of relocating her residence to Dallas, Texas, subject to her execution of an appropriate repayment agreement with us.

Further, Ms. Kerr was granted an option to purchase 600,000 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 200,000 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to her continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date, we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to her continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Menke

Effective October 5, 2015, we entered into an employment agreement with Mr. Menke in connection with his appointment as our Executive Vice President, Sabre and President of the Travel Network division that provides for his general employment terms, including certain compensation arrangements. Mr. Menke’s employment agreement also provides for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Under the terms of his employment agreement, Mr. Menke received an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See the “2015 Summary Compensation Table” for information on Mr. Menke’s base salary paid in 2015. Mr. Menke also received a one-time “sign-on” incentive in the amount of $250,000, subject to repayment under certain conditions.

Mr. Menke is also eligible to receive an annual incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 85% of his then-current annual base salary, and for 2015 he was guaranteed half of his annual incentive target.

Further, Mr. Menke was granted an option to purchase 84,653 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 84,653 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on October 15 in each of calendar years 2016, 2017, 2018, and

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2019, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Each of the named executive officers is eligible to receive certain payments and benefits under his or her employment agreement in connection with his or her termination of employment under various circumstances, including following a change in control of Sabre.

The estimated potential payments and benefits payable to each named executive officer in the event of a termination of employment as of December 31, 2015 are described below.

The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to provide these payments and benefits to the named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the named executive officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he or she held. For more information about the named executive officers outstanding equity awards as of December 31, 2015, see “2015 Outstanding Equity Awards at Fiscal Year-End Table.”

Along with the payments and benefits described in a named executive officer’s individual post-employment compensation arrangement, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Mr. Klein

Under his employment agreement with us, Mr. Klein is eligible to receive certain payments and benefits in the event of a termination of his employment by us without “cause” or a termination of employment by him for “good reason” (as each of these terms is defined in his employment agreement). For these purposes, a termination of employment by us as a result of notice of non-renewal at the end of any then-current term will be deemed for all purposes as a termination of employment without “cause.”

In the event of a termination of employment by us without “cause” or by him for “good reason,” Mr. Klein, upon execution of a binding agreement and general release of claims in our favor, will be eligible to receive:

•	An amount equal to 200% of his then-current annual base salary (paid in installments over a period of 24 months following the date of termination),

•	An amount equal to any accrued but unpaid annual incentive for the fiscal year immediately preceding the year of termination of employment,

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•	If the termination of employment occurs more than six months following the beginning of a fiscal year and prior to the date that any incentive earned with respect to such fiscal year is paid, a pro rata incentive for the year of termination of employment based on actual performance for the relevant fiscal year, and

•	Continued medical, dental, and vision insurance coverage for him and his eligible dependents for the 12-month period following the date of termination; provided, however, that if he becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of Mr. Klein’s death or if his employment is terminated as a result of his disability (as well as in the event of a termination of employment by us without “cause” or by him for “good reason”), he will be eligible to receive (i) his base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, and (iii) payment for any accrued but unused vacation time (the “Accrued Obligations”). In addition to the foregoing amounts, if his employment is terminated in the case of his death, Mr. Klein’s estate or beneficiaries are eligible to receive an amount equal to a pro rata portion of his annual incentive for the year of termination of employment, based on actual performance for the relevant fiscal year. The Accrued Obligations also are payable to him in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by him.

In addition, in the event that Mr. Klein terminates his employment with us, he has agreed to resign his position as a member of our Board of Directors (and any other positions he holds by virtue of his employment with us), at our request.

Definitions for Mr. Klein’s Post-Employment Compensation Arrangements

Under Mr. Klein’s employment agreement, “cause” means (i) willful misconduct or gross negligence that is materially injurious to us, any affiliated entity, or the Principal Stockholders at the time of execution of the employment agreement, (ii) any knowing or deliberate violation of any of the covenants set forth in the employment agreement, (iii) any material breach or violation of any material policy of our Board of Directors which is not promptly remedied following notification of such breach or violation, (iv) any deliberate and persistent failure to perform or honor an express written directive of our Board of Directors, or (v) the indictment for, or a plea of nolo contendere to, a felony or other serious crime that could reasonably be expected to result in material harm to us.

Under Mr. Klein’s employment agreement, “good reason” means any of the following events which occur without his written consent: (i) any materially adverse change to his responsibilities, duties, authority, or status from those set forth in the employment agreement or any materially adverse change in his positions, titles, or reporting responsibility (provided, however, that becoming publicly-traded is expressly deemed not a material adverse change), (ii) a relocation of his principal business location to an area outside a 50 mile radius of its current location or a moving of him from our headquarters, (iii) a failure of any of our successors to assume in writing any obligations arising out of his employment agreement, (iv) a reduction of his annual base salary or target incentive or payments due under his employment agreement in connection with his employment (provided, however, that a reduction in base salary or target incentive of less than 5% that is proportionately applied to our employees generally will not constitute Good Reason), or (v) a material breach by us of his employment agreement or any other material agreement with him relating to his compensation.

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Other Named Executive Officers

Under their employment agreements with us, Messrs. Simonson, Jones and Menke and Ms. Kerr are eligible to receive certain payments and benefits in the event of a termination of their employment by us without “cause” or a termination of employment by the named executive officer for “good reason” (as each of these terms is defined in his or her employment agreement). For these purposes, a termination of employment by us as a result of notice of non-renewal at the end of any then-current term will be deemed for all purposes as a termination of employment without “cause.”

In the event of a termination of employment by us without “cause” or by a named executive officer for “good reason,” the named executive officer, upon execution of a binding agreement and general release of claims in our favor, will be eligible to receive:

•	An amount equal to 150% of the sum of his or her then-current annual base salary and target incentive opportunity (prorated and paid in installments over a period of 18 months following the date of termination), and

•	Continued medical, dental, and vision insurance coverage for him or her and his or her eligible dependents for the 18-month period following the date of termination; provided, however, that if he or she becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of a named executive officer’s death or disability (as well as in the event of a termination of employment by us without “cause” or by a named executive officer for “good reason”), he or she will be eligible to receive (i) his or her base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for any accrued but unused vacation time, and (iv) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, are payable to a named executive officer in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by a named executive officer.

Definitions for Other Named Executive Officer Post-Employment Compensation Arrangements

Under the employment agreements of Messrs. Simonson, Jones and Menke and Ms. Kerr, “cause” means any of the following events: (i) a majority of our Board of Directors determines that the named executive officer (A) was guilty of gross negligence or willful misconduct in the performance of his or her duties for us, (B) materially breached or violated any agreement between him or her and us or any material policy in our code of conduct or similar employee conduct policy, or (C) committed an act of dishonesty or breach of trust with regard to us, any of our subsidiaries or affiliates, or (ii) the named executive officer is indicted for, or pleads guilty or nolo contendere to, a felony or other crime of moral turpitude.

Under the employment agreements of Messrs. Simonson, Jones and Menke and Ms. Kerr, “good reason” means any of the following events which occur without the named executive officer’s consent: (i) any materially adverse change to his or her responsibilities, duties, authority, or status or materially adverse change in his or her positions, titles, or reporting responsibility (provided, however, that our becoming or ceasing to be publicly-traded is expressly deemed not to be a material adverse change), (ii) a relocation of his or her principal business location to an area outside a 50 mile radius of its current location or a moving of him or her from our headquarters, (iii) a failure of any of our successors to assume in writing any

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obligations arising out of his or her employment agreement, (iv) a reduction of his or her annual base salary or target incentive or payments due under his or her employment agreement in connection with his or her employment (provided, however, that, other than for Mr. Menke, a reduction in base salary or target incentive of less than 5% that is proportionately applied to our employees generally will not constitute Good Reason), or (v) a material breach by us of his or her employment agreement or any other material agreement with him or her relating to his or her compensation.

Equity Awards

Generally, under our 2007 Management Equity Incentive Plan (as amended in 2010), our 2012 Management Equity Incentive Plan, and our 2014 Omnibus Plan, in the event of a termination of employment:

•	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

•	all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2007 Management Equity Incentive Plan (as amended in 2010) and our 2012 Management Equity Incentive Plan, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any outstanding and unvested time-based options to purchase shares of our common stock shall vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

•	any shares of our common stock subject to restricted stock unit awards granted under our 2012 Management Equity Incentive Plan that would have vested on the first vesting date following the executive officer’s termination of employment will vest if a percentage of our EBITDA target for the fiscal year immediately preceding the vesting date is met, as determined by our Board of Directors.

Further, under our 2014 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason, or if following a change in control of Sabre, the outstanding awards are not assumed, continued or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

The terms of the 2014 and 2015 grant agreements under the 2014 Omnibus Plan provide that, if awards and grants are not assumed and if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any outstanding and unvested time-based options to purchase shares of our common stock shall vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan,

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•	any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment and that are subject to performance achievement will vest if a percentage of our revenue target for the fiscal year in which the award was granted was met, as determined by our Board of Directors, and

•	any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment based on vesting dates alone and that do not have any performance requirements set-forth in the award agreements will vest.

We have entered into certain non-competition agreements with the named executive officers that restrict their ability to compete with us during a specified post-employment period.

Summary of Estimated Payments and Benefits

The following table summarizes the estimated post-employment payments and benefits that would have been payable to the current named executive officers in the event that their employment had been terminated or a change in control of Sabre had occurred as of December 31, 2015. No post-employment compensation is payable to any named executive officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 31, 2015. Pension benefits, which are described elsewhere in this proxy statement, are not included in the table, even though they may become payable at the times specified in the table.

The table below provides an estimate of the value of accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 31, 2015 and assuming a stock price of $27.97 per share, the closing price of a share of our common stock on NASDAQ as of such date. The table further reflects the assumption that, as of December 31, 2015, the EBITDA target level for 2015 in respect of the restricted stock unit awards granted under our 2012 Equity Incentive Plan and the revenue target level for 2015 under our 2014 Omnibus Plan would have been met, and therefore the next tranche of the shares of our common stock subject to such restricted stock unit awards would have vested, while the remaining unvested tranches of such shares would have been forfeited.

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Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name and Triggering Event(1)	Severance or Multiple of Salary and Bonus	Current Year Bonus	Valuation of Equity Vesting Acceleration Assuming Cash-Out(9)	Value of Other Benefits(10)	Total
Tom Klein(2)
Involuntary termination not in connection with change in control	$1,950,000	$1,200,000	–	$28,628	$3,178,628
Involuntary termination in connection with change in control(7)(8)	$1,950,000	$1,200,000	$8,707,633	$28,628	$11,886,261
Retirement	–	–	–	–	–
Death	–	$1,200,000	–	$1,950,000	$3,150,000
Disability	–	$1,200,000	–	$1,223,919	$2,423,919
Richard Simonson(3)
Involuntary termination not in connection with change in control	$1,782,000	$540,534	–	$38,620	$2,361,154
Involuntary termination in connection with change in control(7)(8)	$1,782,000	$540,534	$7,239,924	$38,620	$9,601,078
Retirement	–	–	–	–	–
Death	–	$540,534	–	$1,820,000	$2,360,534
Disability	–	$540,534	–	$1,123,919	$1,664,453
Hugh Jones(4)
Involuntary termination not in connection with change in control	$1,350,000	$414,729	–	$38,620	$1,803,349
Involuntary termination in connection with change in control(7)(8)	$1,350,000	$414,729	$1,564,852	$38,620	$3,368,201
Retirement	–	–	–	–	–
Death	–	$414,729	–	$1,000,000	$1,414,729
Disability	–	$414,729	–	$623,919	$1,038,648
Deborah Kerr(5)
Involuntary termination not in connection with change in control	$1,593,000	$487,196	–	$25,914	$2,106,110
Involuntary termination in connection with change in control(7)(8)	$1,593,000	$487,196	$6,164,889	$25,914	$8,270,999
Retirement	–	–	–	–	–
Death	–	$487,196	–	$1,680,000	$2,167,196
Disability	–	$487,196	–	$1,591,765	$2,194,912
Sean Menke(6)
Involuntary termination not in connection with change in control	$1,665,000	$255,000	–	$31,365	$1,951,365
Involuntary termination in connection with change in control(7)(8)	$1,665,000	$255,000	$591,929	$31,365	$2,543,294
Retirement	–	–	–	–	–
Death	–	$255,000	–	$1,700,000	$1,955,000
Disability	–	$255,000	–	$1,700,100	$1,955,100

(1)	The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the named executive officers had their employment been terminated on December 31, 2015 for each of the following reasons: a termination of employment without cause or a termination of employment by a named executive officer for good reason (including following a change in control of Sabre), retirement, death, or disability. The calculations are based on the closing price of our common stock on December 31, 2015 of $27.97 per share.

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(2)	For purposes of this analysis, Mr. Klein’s compensation is assumed to be as follows: base salary equal to $975,000, 2015 target annual incentive opportunity of $1,462,500, outstanding unvested options subject to time-based vesting requirements to purchase 469,451 shares of our common stock, the vesting of which all such shares would accelerate, and outstanding unvested restricted stock unit awards subject to time-based vesting requirements covering 490,289 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate. In the event of his death or disability, Mr. Klein or his heirs or estate, as applicable, is eligible to receive his accrued, but unpaid annual cash incentive opportunity for the year of his death and disability that would have been paid on the date such amount is paid, as set forth in the 2015 Summary Compensation Table.

(3)	For purposes of this analysis, Mr. Simonson’s compensation is assumed to be as follows: base salary equal to $660,000, a target annual incentive opportunity of $528,000, outstanding unvested options to purchase 298,024 shares of our common stock, the vesting of which all such shares would accelerate, and outstanding unvested restricted stock unit awards covering 266,514 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate. In the event of his death or disability, Mr. Simonson or his heirs or estate, as applicable, is eligible to receive his accrued, but unpaid annual cash incentive opportunity for the year of his death and disability that would have been paid on the date such amount is paid, as set forth in the 2015 Summary Compensation Table.

(4)	For purposes of this analysis, Mr. Jones’ compensation is assumed to be as follows: base salary equal to $500,000, a target annual incentive opportunity of $400,000, outstanding unvested options to purchase 89,254 shares of our common stock, the vesting of which all of such shares would accelerate, and outstanding unvested restricted stock unit awards covering 93,171 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate. In the event of his death or disability, Mr. Jones or his heirs or estate, as applicable, is eligible to receive his accrued, but unpaid annual cash incentive opportunity for the year of his death and disability that would have been paid on the date such amount is paid, as set forth in the 2015 Summary Compensation Table.

(5)	For purposes of this analysis, Ms. Kerr’s compensation is assumed to be as follows: base salary equal to $590,000, a target annual incentive opportunity of $472,000, outstanding unvested options to purchase 271,855 shares of our common stock, the vesting of which all of such shares would accelerate, and outstanding unvested restricted stock unit awards covering 189,654 shares of our common stock, the vesting of which the next tranche of each such shares would accelerate. In the event of her death or disability, Ms. Ker or her heirs or estate, as applicable, is eligible to receive her accrued, but unpaid annual cash incentive opportunity for the year of her death and disability that would have been paid on the date such amount is paid, as set forth in the 2015 Summary Compensation Table.

(6)	For purposes of this analysis, Mr. Menke’s compensation is assumed to be as follows: base salary equal to $600,000, a target annual incentive opportunity of $255,000, and outstanding unvested restricted stock unit awards covering 84,653 shares of our common stock, the vesting of which of the next tranche of each such shares would accelerate. In the event of his death or disability, Mr. Menke or his heirs or estate, as applicable, is eligible to receive his accrued, but unpaid annual cash incentive opportunity for the year of his death and disability that would have been paid on the date such amount is paid, as set forth in the 2015 Summary Compensation Table.

(7)	The change-in-control calculations assume that on December 31, 2015 (i) a change-in-control of Sabre occurred and (ii) the employment of each of the named executive officer’s was terminated without “cause.” No payments or benefits would have been payable solely as a result of a change in control of Sabre.

(8)	The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to Messrs. Klein’s and Menke’s and Ms. Kerr’s employment agreements, each will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to Mr. Klein, Ms. Kerr or Mr. Menke, respectively.

(9)	This amount represents the fair market value of the next vesting tranche of the shares of our common stock subject to such restricted stock units based on a stock price of $27.97 per share.

(10)	For involuntary termination, amount includes the value of COBRA benefits and a $20,000 value for outplacement services. For death and disability, amount represents the payment of benefits under Sabre’s group life insurance plan, accidental death and disability plan, or long-term disability plan, as applicable (which are available to all U.S. salaried employees).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, determined in accordance with the SEC’s rules and regulation, as of March 20, 2016 for (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares, (2) each of our named executive officers, (3) each of our directors, and (4) all of the executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent
5% Stockholders:
TPG Funds(2)	39,647,307	14.3%
Silver Lake Funds(3)	23,809,754	8.6%
Sovereign Co-Invest II, LLC(4)	6,209,340	2.3%
Named Executive Officers and Directors:
Tom Klein(5)	2,026,468	*
Richard Simonson(6)	578,233	*
Hugh Jones(7)	880,530	*
Deborah Kerr(8)	400,943	*
Sean Menke	–	*
George Bravante, Jr.(9)	13,006	*
Renée James(10)	2,833	*
Lawrence W. Kellner(11)	233,438	*
Gary Kusin(12)	18,762	*
Greg Mondre(13)	–	–
Judy Odom(14)	18,762	*
Joseph Osnoss(15)	–	–
Karl Peterson(16)	–	–
Zane Rowe	–	–
All Executive Officers and Directors as a group (18 Persons)(17)	5,187,308	1.8%

*	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. Unless otherwise noted and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on the number of shares outstanding as of March 20, 2016.

(2)

The TPG Funds hold an aggregate of 39,647,307 shares (the “TPG Shares”) consisting of: (a) 3,049,724 shares held by TPG Partners IV, a Delaware limited partnership, (b) 36,425,478 shares held by TPG Partners V, a Delaware limited partnership, (c) 95,270 shares of common held by TPG FOF V-A, a Delaware limited partnership, and (d) 76,835 shares held by TPG FOF V-B, a

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Delaware limited partnership. The general partner of TPG Partners IV is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“Holdings I”). The general partner of each of TPG Partners V, TPG FOF V-A and TPG FOF V-B is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole members is Holdings I. The general partner of Holdings I is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the TPG Shares. The address of each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)	The Silver Lake Funds hold an aggregate of 23,809,754 shares (the “Silver Lake Shares”) consisting of: (a) 23,712,857 shares held by Silver Lake Partners II, L.P., a Delaware limited partnership, and (b) 96,897 shares held by Silver Lake Technology Investors II, L.P., a Delaware limited partnership. The general partner of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. is Silver Lake Technology Associates II, L.L.C., a Delaware limited liability company, whose managing member is Silver Lake Group, L.L.C., a Delaware limited liability company. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, James Davidson, Egon Durban, Kenneth Hao and Greg Mondre. The address for Messrs. Bingle and Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019. The address for Messrs. Davidson, Durban and Hao, the Silver Lake Funds and their direct and indirect general partners is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(4)	Sovereign Co-Invest II holds 6,209,340 shares of common (the “Co-Invest II Shares”). The managing member of Sovereign Co-Invest II is Sovereign Manager Co-Invest, LLC, a Delaware limited liability company, which is managed by a Management Committee consisting of one manager designated by Silver Lake Technology Associates II, L.L.C. and one manager designated by TPG GenPar V, L.P. Greg Mondre has been designated by Silver Lake Technology Associates II, L.P., and Karl Peterson has been designated by TPG GenPar V, L.P. The members of Sovereign Manager Co-Invest, LLC are TPG GenPar V, L.P. and Silver Lake Technology Associates II, L.P. The address of Sovereign Co-Invest II is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)	Includes 1,660,250 shares underlying options that are currently exercisable or exercisable within 60 days of March 20, 2016.

(6)	Includes 411,812 shares underlying options that are currently exercisable or exercisable within 60 days of March 20, 2016.

(7)	Includes 780,374 shares underlying options that are currently exercisable or exercisable within 60 days of March 20, 2016.

(8)	Includes 282,058 shares underlying options that are currently exercisable or exercisable within 60 days of March 20, 2016.

(9)	Includes 1,247 time-based restricted stock units that vest within 60 days of March 20, 2016.

(10)	Includes 945 time-based restricted stock units that vest within 60 days of March 20, 2016.

(11)	Includes 125,000 shares underlying options that are currently exercisable or exercisable within 60 days of March 20, 2016 and 8,333 time-based restricted stock units that vest within 60 days of March 20, 2016.

(12)	Gary Kusin, who is one of our directors, is a TPG senior advisor. Mr. Kusin has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Kusin is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Includes 1,499 time-based restricted stock units that vest within 60 days of March 20, 2016.

(13)	Greg Mondre, who is one of our directors, is a Managing Partner and Managing Director of Silver Lake. Mr. Mondre has no voting or investment power over, and disclaims beneficial ownership of, the Silver Lake Shares. The address for Mr. Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

(14)	Includes 1,499 time-based restricted stock units that vest within 60 days of March 20, 2016.

(15)	Joseph Osnoss, who is one of our directors, is a Managing Director of Silver Lake. Mr. Osnoss has no voting or investment power over, and disclaims beneficial ownership of, the Silver Lake Shares. The address for Mr. Osnoss is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

(16)	Karl Peterson, who is one of our directors, is a TPG Partner. Mr. Peterson has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Peterson is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(17)	Includes 4,068,233 shares underlying options that are currently exercisable or exercisable within 60 days of March 20, 2016 and 13,523 time-based restricted stock units that vest within 60 days of March 20, 2016.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, Board members or 5% or greater stockholders and their affiliates since January 1, 2015. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify or approve the transaction. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions.

Stockholders’ Agreement

We are a party to a second amended and restated Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and Sovereign Co-Invest II. The Stockholders’ Agreement provides that the Silver Lake Funds and the TPG Funds will have certain nomination rights to designate candidates for nomination to our Board of Directors and, subject to any restrictions under applicable law or the NASDAQ rules, the ability to appoint members to each Board committee. In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions, tag-along rights, drag-along rights and rights of first refusal. In the case of a vacancy on our Board of Directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement requires us to nominate an individual designated by such entity for election to fill the vacancy. See “Corporate Governance—Stockholders’ Agreement” for additional information regarding the Stockholders’ Agreement.

Registration Rights Agreement

We are a party to an amended and restated Registration Rights Agreement with the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest II. This Registration Rights Agreement provides the Silver Lake Funds and the TPG Funds with demand and shelf registration rights following the expiration of the 180-day lock-up period relating to the initial public offering and Sovereign Co-Invest II with the right to participate in such demand and shelf registrations. In addition, the Registration Rights Agreement also provides the Principal Stockholders with piggyback registration rights on any registration statement, other than on Forms S-4, S-8 or any other successor form, to be filed by Sabre. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

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Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration to indemnify the Principal Stockholders against certain liabilities that may arise under the Securities Act of 1933, as amended.

Management Stockholders’ Agreement

We and certain stockholders, including certain executive officers and directors, have entered into a management stockholders agreement (the “Management Stockholders’ Agreement”). The Management Stockholders’ Agreement contains certain agreements among the parties including with respect to call rights in certain specified situations for shares then-currently owned, drag along rights and tag along rights. Pursuant to the Management Stockholders’ Agreement, certain stockholders, which group of stockholders excludes our Principal Stockholders, have also agreed not to transfer, sell, assign, pledge, hypothecate or encumber any of the shares then-currently owned by such stockholder (which can be waived by us at our option at any time), subject to certain limited exceptions, at any time prior to the termination of such Management Stockholders’ Agreement. The restrictions on transfer have been waived.

In addition, the Management Stockholders’ Agreement provides these stockholders with piggyback registration rights to participate on a pro rata basis in any registered offering in which the TPG Funds or the Silver Lake Funds are registering shares. Except with respect to the piggyback registration rights described immediately prior, the Management Stockholders’ Agreement terminates if our common stock is registered and if at least 20% of our total outstanding common stock trades regularly in, on or through the facilities of a securities exchange and/or inter-dealer quotation system or any designated offshore securities market, which conditions have been met.

Tax Receivable Agreement

Immediately prior to the closing of our initial public offering, we entered into a tax receivable agreement (“TRA”) that provides the right to receive future payments by us to stockholders and equity award holders that were our stockholders and equity award holders, respectively, immediately prior to the closing of our initial public offering (collectively, the “Pre-IPO Existing Stockholders”). The future payments will equal 85% of the amount of cash savings, if any, in U.S. federal income tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our initial public offering, including federal net operating losses (“NOLs”), capital losses and the ability to realize tax amortization of certain intangible assets (collectively, the “Pre-IPO Tax Assets”). Based on current tax laws and assuming that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the TRA, we estimate that future payments under the TRA relating to Pre-IPO Tax Assets will total $387 million and will be made over the next five years. We do not expect material payments to occur before 2017. The estimate of future payments considers the impact of Section 382 of the Internal Revenue Code which imposes an annual limit on the ability of a corporation that undergoes an ownership change to use its net operating loss carryforwards to reduce its liability. We do not anticipate any material limitations on our ability to utilize NOLs under Section 382 of the Code. These payment obligations are our obligations and not obligations of any of our subsidiaries. The actual utilization of the Pre-IPO Tax Assets, as well as the timing of any payments under the TRA, will vary depending upon a number of factors, including the amount, character and timing of our and our subsidiaries’ taxable income in the future.

In addition, the TRA provides that upon certain mergers, stock and asset sales, other forms of business combinations or other changes of control, the TRA will terminate and we will be required to make a payment intended to equal to the present value of future payments under the TRA, which payment would

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. Different timing rules will apply to payments under the TRA to be made to holders that, prior to the completion of the initial public offering, held stock options and restricted stock units (collectively, the “Pre-IPO Award Holders”). These payments will generally be deemed invested in a notional account rather than made on the scheduled payment dates, and the account will be distributed on the fifth anniversary of the initial public offering, together with (a) interest accrued on these payments from the scheduled payment date to the distribution date, and (b) an amount equal to the net present value of the Award Holder’s future expected payments, if any, under the TRA. Moreover, payments to holders of stock options that were unvested prior to the completion of the initial public offering are subject to vesting on the same schedule as such holder’s unvested stock options.

The TRA contains a Change of Control definition that includes, among other things, a change of a majority of the Board of Directors without approval of a majority of the then existing Board members (the “Continuing Directors Provision”). Recent Delaware case law has stressed that such Continuing Directors Provisions could have a potential adverse impact on stockholders’ right to elect a company’s directors. In this regard, decisions of the Delaware Chancery Court (not involving us or our securities) have considered change of control provisions and noted that a board of directors may “approve” a dissident stockholders’ nominees solely to avoid triggering the change of control provisions, without supporting their election, if the board determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders. Further, according to these decisions, the directors’ duty of loyalty to stockholders under Delaware law may, in certain circumstances, require them to give such approval.

Our counterparties under the TRA will not reimburse us for any payments previously made under the TRA if such benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in certain circumstances, payments could be made under the TRA in excess of our cash tax savings. Certain transactions by the company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the TRA with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the TRA, would be required to make a payment to our Pre-IPO Existing Stockholders even though we receive no cash from such income.

Because Sabre Corporation, on an unconsolidated basis, is a holding company with no operations of its own, its ability to make payments under the TRA is dependent on the ability of its subsidiaries to make distributions to Sabre Corporation. To the extent that we are unable to make payments under the TRA for specified reasons, such payments will be deferred and will accrue interest at a rate of the London Interbank Offered Rate (“LIBOR”) plus 1.00% per annum until paid. The TRA is designed with the objective of causing our annual cash costs attributable to federal income taxes (without regard to our continuing 15% interest in the Pre-IPO Tax Assets) to be the same as we would have paid had we not had the Pre-IPO Tax Assets available to offset our federal taxable income. As a result, stockholders who are not Pre-IPO Existing Stockholders will not be entitled to the economic benefit of the Pre-IPO Tax Assets that would have been available if the TRA were not in effect (except to the extent of our continuing 15% interest in the Pre-IPO Tax Assets).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the event that any determinations must be made under or any dispute arises involving the TRA, the Pre-IPO Existing Stockholders will be represented by a shareholder representative that is an entity controlled by the TPG Funds and the Silver Lake Funds. In any such instance, should any representatives of the TPG Funds and the Silver Lake Funds then be serving on our Board of Directors, these directors will be excluded from decisions of the Board of Directors related to the relevant determination or dispute.

The TRA has been filed with the SEC as an exhibit to the Current Report on Form 8-K on April 23, 2014, and the foregoing description of the TRA is qualified by reference to that filing.

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Stockholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

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OTHER INFORMATION

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors and 10 percent stockholders timely complied with their filing requirements for 2015 except as noted below. Forms 4 filed on behalf of Ms. Gonzalez and Jami Cordell Kindle with respect to shares withheld on October 15, 2015 and on March 15, 2015, respectively, for taxes in connection with vestings of restricted stock units were filed on March 17, 2016. For 2016, a Form 4 filed on behalf of Ms. Kerr with respect to her February 22, 2016 cashless exercise and sale of employee stock options was filed on February 25, 2016.

2016 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2017 should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than December 7, 2016. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Annual Meeting Advance Notice Requirements

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the Board of Directors may authorize rules and regulations for the conduct of meetings. These advance notice provisions do not apply to the Silver Lake Funds or the TPG Funds so long as the Stockholders’ Agreement remains in effect. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

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OTHER INFORMATION

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, attention: Corporate Secretary, or by calling (682) 605-1000.

If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify your broker if you hold your shares in street name or Sabre if you are a stockholder of record. You can notify us by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By Order of the Board of Directors.

Steve Milton

Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

April 25, 2016

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APPENDIX A

APPENDIX A

Sabre Corporation 2016 Omnibus Incentive Compensation Plan

1.	Purpose of the Plan.

This Sabre Corporation 2016 Omnibus Incentive Compensation Plan is intended to promote the interests of the Company and its stockholders by providing the employees of the Company and the non-employee directors of Sabre Corporation, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company.

2.	Definitions.

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means the Company and any of its direct or indirect subsidiaries.

(b) “Affiliated Entity” means any entity related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, for so long as such entity is so related, including without limitation any Affiliate.

(c) “Awards” mean all awards granted pursuant to the terms of the Plan including, but not limited to, Cash Incentive Awards, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, restricted stock awards and restricted stock unit awards.

(d) “Award Agreement” means the written agreement, in a form determined by the Committee from time to time, between the Company and a Participant that evidences the grant of an Award and sets out the terms and conditions of an Award.

(e) “Board” means the Board of Directors of Sabre Corporation.

(f) “Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

(g) “Cause” shall mean, when used in connection with the termination of a Participant’s Employment, (i) if the Participant has an effective employment agreement with the Company or any Affiliated Entity as of the Grant Date, the definition used in such employment agreement as of the Grant Date, or (ii) if the Participant does not have an effective employment agreement, unless otherwise provided in the Participant’s Award Agreement, the termination of the Participant’s Employment on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is injurious to the Company, any Affiliated Entity, the Majority Stockholder or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any Affiliated Entity; (iv) the Participant’s unauthorized removal from the

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APPENDIX A

premises of the Company or any Affiliated Entity of any document (in any medium or form) relating to the Company, any Affiliated Entity, the Majority Stockholder, or the customers of the Company or any Affiliated Entity other than in the good faith performance of the Participant’s duties; or (v) the indictment or a plea of nolo contendere by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company or any Affiliated Entity may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliated Entity may have under any other agreement with the Employee or at law or in equity. If, subsequent to the termination of Employment of a Participant without an effective employment agreement as of the Grant Date, it is discovered that such Participant’s Employment could have been terminated for Cause, as such term is defined above (unless otherwise defined in a Grant Agreement), the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. Once an entity ceases to be an Affiliated Entity, even if an effective employment agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Cause (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity).

(h) “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof; other than the Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) or any employee benefit plan sponsored by Sabre Corporation) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Common Stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder or (v) consummation of a merger or consolidation of the Company with another entity in which (A) the holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interests in the surviving corporation in such transaction and (B) the Majority Stockholder holds less than 35% of the common equity interests in the surviving corporation in such transaction; provided that if the Majority Stockholder is or becomes the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing less than 10% of the aggregate outstanding voting power of the Company, the Company is authorized to amend this definition of Change in Control to remove all references to the Majority Stockholder. Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

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APPENDIX A

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(j) “Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(k) “Common Stock” means Sabre Corporation Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 11 of the Plan.

(l) “Company” means Sabre Corporation and all of its Subsidiaries, collectively.

(m) “Covered Employee” means a Participant who at the time of reference is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act).

(n) “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(o) “Disability” shall mean a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as determined from time to time by the Company, in its sole discretion, or as specified in the Participant’s Award Agreement, provided that in the event the Participant is party to an effective employment agreement with the Company or any Affiliated Entity as of the Grant Date, and such agreement contains or operates under a different definition of Disability (or any derivative of such term), the definition of Disability used in such agreement at the time of grant shall be substituted for the definition set forth above for all purposes hereunder.

(p) “Effective Date” means the date the Plan is approved by the Company’s shareholders.

(q) “Employment” shall mean, except as otherwise required by Section 409A of the Code, employment with the Company or any Affiliated Entity, and shall include the provision of services as a Non-Employee Director or consultant for the Company or any Affiliated Entity. A Participant’s Employment shall terminate on the date the Participant is no longer employed by an entity that is at least one of (i) the Company, (ii) an Affiliate, or (iii) an entity that is an Affiliated Entity as of such date. “Employed” shall have a correlative meaning.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) closing price of a share of Common Stock on the date of grant as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of grant as reported on the NASDAQ Stock Market. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

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(t) “Good Reason” shall mean, unless otherwise defined in a Participant’s Award Agreement (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary or bonus opportunity other than a proportionate decrease in bonus opportunity of less than 10% that applies to employees generally of the Company or its Affiliates otherwise eligible to participate in the affected plan, or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location immediately prior to the Participant’s commencement of participation in the Plan, without the Participant’s prior written consent; provided, that, within twenty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice. Notwithstanding the foregoing, if, as of the Grant Date, the Participant is a party to an effective employment with the Company or any Affiliated Entity that contains a different definition of the term “Good Reason” (or any derivation of such term), the definition in such employment agreement shall control. Once an entity ceases to be an Affiliated Entity, even if an effective employment agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Good Reason (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity).

(u) “Grant Date” means the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(v) “Incentive Pool” means an amount available to be paid to one or more Participants as Performance-Based Compensation, which amount is determined in accordance with Section 162(m) of the Code.

(w) “Incentive Stock Option” means an Option qualified under Section 422 of the Code.

(x) “Majority Stockholder” means, collectively or individually, as the context requires, TPG Partners IV, L.P., TPG Partners V, L.P, Silver Lake Technology Investors II, L.P., Silver Lake Partners II, L.P. and/or their respective affiliates.

(y) “Non-Employee Director” means a member of the Board who is not at the time of reference an employee of Sabre Corporation or any of its Subsidiaries.

(z) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

(aa) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan.

(bb) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

(cc) “Participant” means a Non-Employee Director or employee of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be.

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(dd) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of “qualified performance-based compensation”.

(ee) “Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(ff) “Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.

(gg) “Performance Period” means one or more calendar years, as the Committee may determine, during which the Performance Targets must be met in order to determine the degree of payout and/or vesting with respect to an Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(hh) “Performance Target” means performance goals and objectives with respect to a Performance Period.

(ii) “Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(jj) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(kk) “Plan” means this Sabre Corporation 2016 Omnibus Incentive Compensation Plan, as it may be amended from time to time.

(ll) “Prior Plans” means the Sabre Corporation 2014 Omnibus Incentive Compensation Plan, the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, the Sovereign Holdings, Inc. 2007 Management Equity Incentive Plan (as amended in 2010), and the Sovereign Holdings, Inc. Stock Incentive Plan.

(mm) “Qualifying Termination” shall mean, with respect to a Participant, (i) a termination of such Participant’s Employment by the Company or any of its then-Affiliated Entities without Cause or by the Participant for Good Reason, or (ii) a termination of such Participant’s Employment in the event of a Participant’s death or Disability, in each of (i) or (ii), following a Change in Control of the Company. It is understood that a Participant shall not have a Qualifying Termination by virtue of ceasing to be Employed by an entity or its subsidiaries undergoing a Change in Control where, following such Change in Control, the Participant remains employed by an entity that was an Affiliated Entity of the entity or its subsidiaries undergoing a Change in Control immediately prior to such Change in Control.

(nn) “Sabre Corporation” means Sabre Corporation, Inc., a Delaware corporation, and any successor thereto.

(oo) “Securities Act” means the Securities Act of 1933, as amended.

(pp) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

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(qq) “Target Award” means a Cash Incentive Award of a specific dollar amount or portion of an Incentive Pool, determined by the Committee, pursuant to Performance Measures as described in Section 9 of the Plan.

3.	Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits.

(a) Subject to adjustment as provided in Section 11 and the provisions of this Section 3, the number of shares of Common Stock that may be covered by Awards granted under the Plan shall be the sum of: (i) 10,000,000 shares of Common Stock, (ii) the number of shares remaining available for issuance under the Prior Plans that are not the subject of outstanding Awards as of the Effective Date, and (iii) any shares subject to outstanding Awards under any Prior Plan as of the Effective Date that become available for issuance in accordance with the share counting provisions of such Prior Plans. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the sole discretion of the Committee.

(b) For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used or issued to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan provided, however, that if the exercise price or tax withholding requirements related to any Award granted under the Plan is satisfied through the withholding by the Company of shares of Common Stock that are otherwise then deliverable in respect of such Award or through actual or constructive transfer to the Company of shares of Common Stock already owned, the number of shares of Common Stock withheld or transferred, will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. Furthermore, any shares of Common Stock received by a Participant in connection with an exercise of Options that are subsequently repurchased by the Company will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. However, if all or any portion of an Award issued pursuant to the Plan expires, or is forfeited, terminated or cancelled, without the issuance of shares of Common Stock, or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, the number of shares of Common Stock subject to Awards that have been so forfeited, terminated, cancelled, or have expired, as the case may be, will again be available for issuance or transfer under the Plan. In addition, because shares of Common Stock will count against the number reserved in Section 3(a) upon delivery, and subject to the share counting rules under this Section 3(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares of Common Stock than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares of Common Stock in excess of the number then available under the Plan.

(c) Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of NASDAQ Listing Rule 5635) as provided in Section 11 of the Plan shall not count as used under the Plan for purposes of Section 3.

(d) Notwithstanding anything in the Plan to the contrary, and subject to adjustment as provided in Section 11:

(i) the number of shares of Common Stock that may be covered by Incentive Stock Options shall not exceed 10,000,000 shares of Common Stock in the aggregate;

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(ii) the number of shares of Common Stock that may be covered by Awards (other than Options or stock appreciation rights) granted under the Plan to any Participant in a single fiscal year of the Company may not exceed 1,000,000 shares and the number of shares of Common Stock that may be covered by Options or stock appreciation rights granted under the Plan to any Participant in a single fiscal year of the Company may not exceed 1,000,000 shares;

(iii) the amount payable to any Covered Employee with respect to each Cash Incentive Award that is intended to be Performance-Based Compensation for any Performance Period shall not exceed (i) $5,000,000 per calendar year for any Cash Incentive Award where the Performance Period is not longer than one calendar year or (ii) $5,000,000 multiplied by the number of calendar years in the Performance Period for any Cash Incentive Award where the Performance Period is longer than one calendar year. If an Award is cancelled, the cancelled Award shall not continue to be counted toward the applicable limitation in this Section. The Committee may not grant to any Covered Employee more than 4 Cash Incentive Awards which either start or are scheduled to end in the same calendar year; and

(iv) the aggregate Fair Market Value of shares of Common Stock granted under the Plan to any Non-Employee Director (x) in connection with his or her initial appointment or election to the Board, as applicable, shall not exceed $2,000,000, and (y) in respect of his services as a Non-Employee Director in a single fiscal year of the Company, other than the fiscal year of the Non-Employee Director’s appointment or election to the Board, as applicable, shall not exceed $1,000,000.

4.	Administration of the Plan.

(a) The Committee

(i) The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons, each of whom may, from time to time, qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3), and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority on which the Common Stock is then listed, in each case if and to the extent required by applicable law.

(b) Grant of Awards

(i) The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Awards under the Plan and the amount, type, and other terms and conditions of such Awards, which need not be identical for each Participant. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties.

(ii) Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

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(iii) On or after the Grant Date of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Award, (iv) grant other Awards in addition to, in tandem with, or in substitution or exchange for, any Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or (v) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, in each of (i) through (v) that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code and provided further, that the vesting period for ninety-five percent (95%) of the shares of Common Stock issued pursuant to Options and Other-Stock Based Awards shall be a minimum of one (1) year from the date of grant. Notwithstanding anything herein to the contrary, without the approval of the shareholders of the Company, the Company shall not reprice any stock option (within the meaning of NASDAQ Listing Rule 5635(c) and any other formal or informal guidance issued by the NASDAQ), which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 11.

(iv) The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Award during the period between the Grant Date and the date the Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion.

(v) In addition, the Committee may permit (including, without limitation, for purposes of deductibility under Section 162(m) of the Code) a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant in connection with any Award. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts, provided that in the case of any Award intended to qualify as Performance-Based Compensation, such earnings shall be in compliance with Section 162(m) of the Code.

(c) Delegation of Authority

(i) All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Awards to persons who are not

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“executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Section 157 of the Delaware General Corporation Law.

(ii) In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action that would cause Awards intended to qualify as Performance-Based Compensation to fail to so qualify, (iii) to take any action inconsistent with Section 409A of the Code or (iv) to take any action inconsistent with Section 157 of the Delaware General Corporation Law and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Payments by the Company and Registration of Common Stock

(i) The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of any Deferred Compensation Plan, to the extent such Deferred Compensation Plan permits deferral of Awards granted hereunder. Payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events; provided that, with respect to any Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

(ii) The Company may, to the extent permitted by applicable law and permissible under Section 409A of the Code, deduct from and set off against any amounts the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 4.

(iii) Sabre Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Sabre Corporation shall not be

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obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Sabre Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.

(iv) Furthermore, the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions (including that the certificates evidencing shares of Common Stock bear such legends) as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(e) Limitation on Liability

(i) The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

(ii) No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and Sabre Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

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5.	Eligibility.

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be (a) those employees of the Company whom the Committee shall select from time to time and (b) Non-Employee Directors of the Company whom the Board of Directors shall select from time to time. Eligible persons shall include any Person who has been offered Employment by the Company, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced Employment. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price.

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. The Award Agreement of each Option shall fix the exercise price and clearly identify such Option as either an Incentive Stock Option or as a Non-Qualified Stock Option.

(b) Term and Exercise of Options.

(i) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the relevant Award Agreement.

(ii) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including, without limitation, through net physical settlement;

(iv) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(v) Options granted under the Plan are intended to be exempt from Section 409A of the Code.

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(c) Special Rules for Incentive Stock Options

(i) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall not exceed $100,000. Such Fair Market Value shall be determined as of the Grant Date of such Incentive Stock Option. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii) Incentive Stock Options may only be granted to individuals who are employees of the Company. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Sabre Corporation or any of its Subsidiaries, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

7.	Other Stock-Based Awards.

The Committee may from time to time grant equity, equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the Award Agreement of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8.	Cash Incentive Awards.

The Committee may grant Cash Incentive Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Cash Incentive Awards may be designed to qualify as Performance-

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Based Compensation. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for Target Awards based on allocation among Participants of an Incentive Pool.

9.	Performance-Based Compensation.

(a) Calculation, Written Determinations, and Right of Recapture.

(i) The amount payable with respect to an Award that is intended to qualify as Performance-Based Compensation shall be determined in a manner permitted by Section 162(m) of the Code.

(ii) Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of Performance Targets, and the amount payable with respect to an Award intended to qualify as Performance- Based Compensation shall be recorded in writing. Specifically, to the extent required under Section 162(m) of the Code in respect of any Award, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Award granted to a Covered Employee, that the Performance Targets and other material terms upon which settlement of the Award was conditioned have been satisfied.

(iii) If at any time after the date on which a Participant has been granted or becomes vested in an Award pursuant to the achievement of a performance goal under this Section 9, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Award would not have been granted, vested or paid given the correct data, then (i) such portion of the Award that was granted shall be forfeited and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Award that became vested shall be deemed to be not vested and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(b) Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Performance Measures

(i) The performance goals upon which the payment or vesting of any Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b)

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relate to one or more of the following Performance Measures, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: adjusted net earnings, appreciation in and/or maintenance of the price of Common Stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, net revenue, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenues, sales and sales growth, successful acquisition/divestiture, total stockholder return and improvement of stockholder return, gross margin, measures of liquidity or credit metrics, cash flow per share, improvements or attainments of expense levels, or improvements or attainment of working capital levels or debt reduction.

(ii) A Performance Measure (i) may relate to the performance of the Participant, Sabre Corporation, a Subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Performance goals may differ for Awards granted to any one Participant or to different Participants. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures unsuitable, the Committee may in its discretion modify such Performance Measures or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case where such action would result in the loss of qualification of an Award to a Covered Employee as “performance-based compensation” under Section 162(m) of the Code.

(iii) Except as otherwise provided by the Committee, the evaluation of any Performance Measure and the related levels of achievement shall exclude the negative impact and include the positive impact of certain items that may occur during the Performance Period, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles and practices or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

(iv) The Committee shall determine the length of the Performance Period with respect to each Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than one fiscal year of the Company. Performance Periods may be overlapping. Within ninety (90) days of the commencement of a Performance Period, the Committee shall establish the Performance Targets, Performance Schedules and Target Awards for each Participant for such Performance Period.

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(v) Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. Furthermore, nothing in this Plan shall be construed to require the Committee to grant any Award intended to qualify as Performance-Based Compensation. The Committee may, subject to the terms of the Plan, amend previously granted Awards in a way that disqualifies them as Performance-Based Compensation.

(vi) In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

10.	Effect of Separation from Service.

(a) Each Award Agreement shall set forth the effect of the Participant’s termination of Employment on any outstanding Awards. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued, and may reflect distinctions based on the reasons for the termination of Employment.

(b) Except as to any awards constituting stock rights exempt from Section 409A of the Code, termination of Employment shall mean a ‘separation from service’ within the meaning of Section 409A, unless the Participant is retained as a consultant pursuant to a written agreement and such agreement provides otherwise. The Employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Subject to Section 409A and unless otherwise determined by the Committee, (i) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director on the Board shall not be deemed to have had a termination of Employment for purposes of the Plan and (ii) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as an independent contractor or consultant to the Company shall be deemed to have had a termination of Employment for purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment. Furthermore, no payment shall be made with respect to any Awards under the Plan that are subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

11.	Adjustment Upon Certain Changes.

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of

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APPENDIX A

shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, appropriately adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers

In the event that any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Sabre Corporation, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving Sabre Corporation in which Sabre Corporation is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving Sabre Corporation in the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option;

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

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(e) Other Changes

In the event of any change in the capitalization of Sabre Corporation or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), including, without limitation, an extraordinary cash dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f) Cash Incentive Awards

In the event of any transaction or event described in this Section 11, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, as the Committee may consider appropriate in respect of such transaction or event, make such adjustments in the terms and conditions of any Cash Incentive Awards, provided that such adjustment is consistent with the requirements of Section 162(m) of the Code and the regulations thereunder, if applicable.

(g) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or dividend equivalents, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of Sabre Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by Sabre Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h) Savings Clause

No provision of this Section 11 shall be given effect to the extent that such provision (i) would cause any tax to become due under Section 409A of the Code or (ii) would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

12.	Change in Control

(a) Except as otherwise set forth in a Participant’s Award Agreement, in the event (a) a Participant has a Qualifying Termination following a Change in Control of the Company or (b) of a Change in Control in which outstanding Awards are not assumed, continued, or substituted by the surviving corporation:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control without regard to deferral and vesting conditions; and

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control.

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APPENDIX A

13.	Rights under the Plan.

(a) No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of such shares on the books and records of Sabre Corporation. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Nothing in this Section 13 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or to grant rights related to such dividends.

(b) Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(c) The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

14.	No Special Employment Rights; No Right to Award.

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.	Tax Provisions & Withholding.

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, the Company shall

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have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Participant may tender to Sabre Corporation a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 15, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 15, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(e) Notification Upon Disqualifying Disposition Under Section 421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

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APPENDIX A

16.	Amendment or Termination of the Plan.

(a) The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 16 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(b) Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any previously granted and outstanding Award. Nothing herein shall cause a Performance-Based Award to cease to qualify under Section 162(m) of the Code.

(c) Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

17.	No Obligation to Exercise.

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

18.	Transfer Restrictions.

(a) Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

(b) Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable

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requirements of registration forms under the Securities Act specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

19.	Retirement and Welfare Plans.

Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit or except as the Committee may otherwise determine in its discretion.

20.	Compliance with Section 162(m) of the Code.

It is the intent of the Company that Options and Stock Appreciation Rights granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 9 shall constitute qualified “performance-based compensation” within the meaning of Section 162(m) of the Code, unless otherwise determined by the Committee at the time of allocation of an Award. If any provision of the Plan or any Award document relating to an Award that is designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable Performance Targets.

21.	Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code.

(a) The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, which does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment.

(b) Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s termination of Employment, any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her termination of Employment, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the Participant’s termination of Employment, or, if earlier, the date of the Participant’s death.

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22.	Participants Based Outside of the United States.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees or Non-Employee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which employees and/or Non-Employee Directors outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to employees and/or Non-Employee Directors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22 by the Committee shall be attached to the Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.	Legend.

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

24.	Severability; Entire Agreement.

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreement or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

25.	Descriptive Headings.

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

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26.	Governing Law.

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

27.	Clawback

Notwithstanding anything herein to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting Awards pursuant to the Plan and any Award Agreement, agrees to comply with any Company request or demand for such recoupment.

28.	Effective Date and Term of Plan.

The Plan was initially adopted and shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 16, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

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APPENDIX B

APPENDIX B

Reconciliations of Non-GAAP and GAAP Financial Measures

Tabular Reconciliations for Non-GAAP Measures

(In thousands, except per share amounts; unaudited)

Reconciliation of Net income to Adjusted Net Income from continuing operations and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to common stockholders	$129,441	$46,400	$545,482	$57,842
(Income) loss from discontinued operations, net of tax	(100,909)	(5,734)	(314,408)	38,918
Net income attributable to noncontrolling interests(1)	980	564	3,481	2,732
Preferred stock dividends	–	–	–	11,381

Income from continuing operations	29,512	41,230	234,555	110,873
Adjustments:
Acquisition-related amortization(2a)	31,851	22,639	108,121	99,383
Loss on extinguishment of debt	5,548	–	38,783	33,538
Other, net(4)	(3,057)	63,021	(91,377)	63,860
Restructuring and other costs(5)	368	1,636	9,256	10,470
Acquisition-related costs(6)	1,223	–	14,437	–
Litigation costs(7)	1,912	2,775	16,709	14,144
Stock-based compensation	6,643	6,245	29,971	20,094
Management fees(8)	–	–	–	23,701
Tax impact of net income adjustments(9)	2,190	(77,626)	(52,383)	(143,586)

Adjusted Net Income from continuing operations	$76,190	$59,920	$308,072	$232,477

Adjusted Net Income from continuing operations per share	$0.27	$0.22	$1.10	$0.94
Diluted weighted-average common shares outstanding	281,150	274,064	280,067	246,747
Adjusted Net Income from continuing operations	$76,190	$59,920	$308,072	$232,477
Adjustments:
Depreciation and amortization of property and equipment(2b)	56,366	37,983	213,520	157,592
Amortization of capitalized implementation costs(2c)	8,409	8,790	31,441	35,859
Amortization of upfront incentive consideration(3)	11,946	12,181	43,521	45,358
Interest expense, net	43,655	51,545	173,298	218,877
Remaining provision for income taxes	32,196	28,255	171,735	149,865

Adjusted EBITDA	$228,762	$198,674	$941,587	$840,028

Sabre Corporation 2016 Proxy Statement	B-1

APPENDIX B

Reconciliation of Operating Income (loss) to Adjusted Gross Margin and Adjusted EBITDA by segment:

	Year Ended December 31, 2015
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$751,546	$180,448	$(472,225)	$459,769
Add back:
Selling, general and administrative	116,511	62,247	378,319	557,077
Cost of revenue adjustments:
Depreciation and amortization(2)	62,337	142,109	40,089	244,535
Amortization of upfront incentive consideration(3)	43,521	–	–	43,521
Stock-based compensation	–	–	11,918	11,918

Adjusted Gross Margin	973,915	384,804	(41,899)	1,316,820
Selling, general and administrative	(116,511)	(62,247)	(378,319)	(557,077)
Joint venture equity income	14,842	–	–	14,842
Joint venture intangible amortization(2a)	1,602	–	–	1,602
Selling, general and administrative adjustments:
Depreciation and amortization(2)	3,428	904	102,613	106,945
Restructuring and other costs(5)	–	–	9,256	9,256
Acquisition-related costs(6)	–	–	14,437	14,437
Litigation costs(7)	–	–	16,709	16,709
Stock-based compensation	–	–	18,053	18,053

Adjusted EBITDA	$877,276	$323,461	$(259,150)	$941,587

B-2	Sabre Corporation 2016 Proxy Statement

APPENDIX B

	Year Ended December 31, 2014
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$657,326	$176,730	$(412,711)	$421,345
Add back:
Selling, general and administrative	102,059	56,195	309,340	467,594
Cost of revenue adjustments:
Depreciation and amortization(2)	58,533	104,926	34,950	198,409
Amortization of upfront incentive consideration(3)	45,358	–	–	45,358
Restructuring and other costs(5)	–	–	6,042	6,042
Stock-based compensation	–	–	8,044	8,044

Adjusted Gross Margin	863,276	337,851	(54,335)	1,146,792
Selling, general and administrative	(102,059)	(56,195)	(309,340)	(467,594)
Joint venture equity income	12,082	–	–	12,082
Joint venture intangible amortization(2a)	3204	–	–	3204
Selling, general and administrative adjustments:
Depreciation and amortization(2)	2,174	992	88,055	91,221
Restructuring and other costs(5)	–	–	4,428	4,428
Litigation costs(7)	–	–	14,144	14,144
Stock-based compensation	–	–	12,050	12,050
Management fees(8)	–	–	23,701	23,701

Adjusted EBITDA	$778,677	$282,648	$(221,297)	$840,028

(1)	Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014, and (ii) Abacus International Lanka Pte Ltd of 40% beginning in July 2015.

(2)	Depreciation and amortization expenses:

a.	Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in Abacus International Pte Ltd’s (“AIPL”) net assets prior to our acquisition of AIPL on July 1, 2015.
b.	Depreciation and amortization of property and equipment includes software developed for internal use.
c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)	Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

Sabre Corporation 2016 Proxy Statement	B-3

APPENDIX B

(4)	In 2015, we recognized a gain of $78 million associated with the remeasurement of our previously-held 35% investment in AIPL to its fair value and a gain of $12 million related to the settlement of pre-existing agreements between us and AIPL. In 2014, other, net primarily includes a fourth quarter charge of $66 million as a result of an increase to our tax receivable agreement (“TRA”) liability. The increase in our TRA liability is due to a reduction in a valuation allowance maintained against our deferred tax assets. This charge is fully offset by an income tax benefit recognized in the fourth quarter of 2014 from the reduction in the valuation allowance which is included in tax impacts of net income adjustments. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)	Restructuring and other costs represent charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.

(6)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of Abacus and the Trust Group.

(7)	Litigation costs represent charges associated with antitrust litigation.

(8)	We paid an annual management fee to TPG Global, LLC (“TPG”) and Silver Lake Management Company (“Silver Lake”) in an amount between (i) $5 million and (ii) $7 million, plus reimbursement of certain costs incurred by TPG and Silver Lake, pursuant to the management services agreement (the “MSA”). In addition, we paid a $21 million fee, in the aggregate, to TPG and Silver Lake in connection with our initial public offering in 2014. The MSA was terminated in conjunction with our initial public offering.

(9)	In 2014, the tax impact on net income adjustments includes a $66 million benefit recognized in the fourth quarter of 2014 from the reduction in a valuation allowance maintained against our deferred tax assets.

B-4	Sabre Corporation 2016 Proxy Statement

ANNUAL MEETING OF SABRE CORPORATION

Date:	Wednesday, May 25, 2016
Time:	9:30 A.M. (Central Daylight Time)
Place:	3150 Sabre Drive, Southlake, Texas 76092

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.
1:	Election of Directors (term to expire at the 2019 Annual Meeting of Stockholders)
		For		Withhold	Directors Recommend i
	01 George Bravante, Jr.	☐		☐	For
	02 Tom Klein	☐		☐	For
	03 Joseph Osnoss	☐		☐	For
	04 Zane Rowe	☐		☐	For
		For	Against	Abstain
2:	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016.	☐	☐	☐	For
3:	To approve our 2016 Omnibus Incentive Compensation Plan.	☐	☐	☐	For

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements.
	To attend the meeting and vote your shares in person, please mark this box.			☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Sabre Corporation

to be held on Wednesday, May 25, 2016

for Holders of Record as of March 28, 2016

This proxy is being solicited on behalf of the Board of Directors

INTERNET	TO VOTE BY:
TELEPHONE

Go To www.proxypush.com/sabr • Cast your vote online. • View Meeting Documents.	OR	866-206-5104 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Tom Klein, Rachel Gonzalez and Steve Milton, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 5:00 P.M., Eastern Time, May 24, 2016.

PROXY TABULATOR FOR SABRE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #

Revocable Proxy — Sabre Corporation

Annual Meeting of Stockholders

Wednesday, May 25, 2016 9:30 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Tom Klein, Rachel Gonzalez and Steve Milton, and each of them and each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of capital stock of Sabre Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, May 25, 2016, 9:30 a.m. at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, and any and all adjournments thereof, as set forth herein.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item  1 and FOR Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)